Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

Logan Circle Partners, L.P.,

Logan Circle Partners GP, LLC,

Fortress Asset Management LLC,

Fortress Asset Management GP LLC

and

MetLife, Inc.

dated as of July 7, 2017

i

[Remainder of page intentionally left blank]

Annexes

Annex A – Definitions

Schedules

Schedule A – Certain Employees

Schedule B – Form of Assignment Agreement

Schedule C – Amended and Restated Logan Circle Partners Special Incentive Plan

Schedule D – Form of Transition Services Agreement

Schedule E – Form of Release Agreement

Schedule F – Form of Separate Account Client Consent Request Notice

Schedule G – Form of Private Fund Consent Request Notice

Schedule H – Form of Cover Letter and Employee Release

Schedule I – Form of Buyer Payment Plan and Participants

v

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT, dated as of July 7, 2017, by and among MetLife, Inc., a Delaware corporation (the “Parent Buyer” and, in its capacity as the purchaser of the Company Interests (as defined below) hereunder, the “Company Buyer,” and, in its capacity as the purchaser of the GP Interests (as defined below) hereunder, the “GP Buyer”), Logan Circle Partners, L.P., a Pennsylvania limited partnership (the “Company”), Logan Circle Partners GP, LLC, a Pennsylvania limited liability company (the “General Partner”), Fortress Asset Management LLC, a Delaware limited liability company (the “Company Seller”), Fortress Asset Management GP LLC, a Delaware limited liability company (the “GP Seller” and together with the Company Seller, the “Sellers”) and, solely for the purposes of Section 5.1(j), Section 5.11 and Article IX, FIG LLC, a Delaware limited liability company (the “Employer Entity”). For all purposes of this Agreement, capitalized terms shall have the respective meanings set forth in Annex A hereto.

W I T N E S S E T H :

WHEREAS, the Company Seller owns 100% of the issued and outstanding limited partnership interests in the Company (collectively, the “Company Interests”) and the General Partner is the general partner of the Company;

WHEREAS, the GP Seller owns 100% of the issued and outstanding limited liability company membership interests of the General Partner (the “GP Interests” and together with the Company Interests, the “Purchased Interests”);

WHEREAS, the Company Buyer desires to purchase from the Company Seller, and the Company Seller desires to sell to the Company Buyer, all of the Company Interests, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the GP Buyer desires to purchase from the GP Seller, and the GP Seller desires to sell to the GP Buyer, all of the GP Interests, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Fortress Investment Group LLC, a Delaware limited liability company and the ultimate parent of the Sellers (“Fortress Parent”), SB Foundation Holdings LP, a Cayman Islands exempted limited partnership (“SB Foundation Holdings”), and Foundation Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of SB Foundation Holdings (“Foundation Merger Sub”), are party to that certain Agreement and Plan of Merger, dated as of February 14, 2017 (the “Foundation Merger Agreement”), pursuant to which, at the closing under the Foundation Merger Agreement, Foundation Merger Sub will merge with and into Fortress Parent, with Fortress Parent surviving the merger as a wholly owned subsidiary of SB Foundation Holdings; and

WHEREAS, concurrently with the execution and delivery of this Agreement, each Business Employee listed on Schedule A hereto is entering into an offer letter with an Affiliate of the Buyers that sets forth certain terms and conditions of such individual’s employment with such Affiliate of the Buyer upon the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, subject to the conditions and other terms herein set forth, the parties hereby agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.1 Purchase and Sale of Purchased Interests.

(a) Subject to the terms and conditions of this Agreement, at the Closing, (i) the Company Buyer shall purchase from the Company Seller, and the Company Seller shall sell, convey, transfer, assign and deliver to the Company Buyer, all of the Company Interests, free and clear of any Encumbrances (other than restrictions under Securities Laws and Encumbrances created by the Buyers), and (ii) the GP Buyer shall purchase from the GP Seller, and the GP Seller shall sell, convey, transfer, assign and deliver to the GP Buyer, all of the GP Interests, free and clear of any Encumbrances (other than restrictions under Securities Laws and Encumbrances created by the Buyers).

(b) In consideration for the purchase and sale set forth in Section 1.1(a), at the Closing, the Buyers shall pay, or cause to be paid, to the Sellers or their designees the Purchase Price.

Section 1.2 Instruments of Transfer and Conveyance.

(a) At the Closing, each Seller, as applicable, shall execute and deliver, or cause to be executed and delivered, to the Buyers:

(i) the officer’s certificates and other documents required pursuant to Section 6.2;

(ii) duly executed assignment and assumption agreements substantially in the form attached hereto as Schedule B (the “Assignment Agreements”);

(iii) a duly executed Transition Services Agreement substantially in the form attached hereto as Schedule D (the “Transition Services Agreement”);

(iv) a duly executed release agreement substantially in the form attached hereto as Schedule E (the “Release Agreement”);

(v) a certificate duly executed by an authorized officer of the Company certifying that no member of the Company Group has any Indebtedness outstanding as of the Closing Date;

(vi) (A) a certification of non-foreign status, duly executed by each Seller (or, if a Seller is disregarded for U.S. federal income tax purposes, the regarded owner of such Seller), substantially in the form of the sample certificates set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B) and (B) an IRS Form W-9 with respect to each Seller (or the regarded owner thereof, as applicable).

(b) At the Closing, each of the Buyers, as applicable, shall execute and deliver, or cause to be executed and delivered, to the Sellers:

(i) the officer’s certificates and other documents required pursuant to Section 6.3;

(ii) duly executed counterparts of the Assignment Agreements and the Transition Services Agreement; and

(iii) duly executed counterparts of the Release Agreement.

Section 1.3 Closing. The consummation of the purchase and sale of the Purchased Interests (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, at 10:00 a.m., local time, (a) on the last Business Day of the calendar month in which the last of the conditions set forth in Article VI hereof has been satisfied or waived (other than conditions which by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing) or, if later, all of the Separate Account Negative Consent Periods and Private Fund Negative Consent Periods in respect of Advisory Agreements that are Negative Consent Eligible have lapsed or (b) at such other date, time and place as the Sellers and the Buyers shall mutually agree in writing (the date on which the Closing takes place being referred to herein as the “Closing Date”).

Section 1.4 Closing Payments.

(a) Not less than three Business Days prior to the Closing Date, the Sellers shall deliver to the Buyers Wire Transfer instructions designating the account(s) to which the Closing Payment Amount and the Closing Payment Plan Amount shall be paid by the Buyers at the Closing.

(b) At the Closing, the Buyers shall deliver, or shall cause to be delivered, by Wire Transfer to the account(s) designated pursuant to the preceding subsection (a), the Closing Payment Amount and the Closing Payment Plan Amount.

Section 1.5 Closing Date Schedules.

(a) Five Business Days prior to the Closing Date (in the case of the Estimated Working Capital Statement to be delivered pursuant to clause (ii) of this Section 1.5(a)) or one Business Day prior to the Closing Date (in the case of the Closing Revenue Run-Rate Schedule and the calculation to be delivered pursuant to clause (i) and clause (iii), respectively, of this Section 1.5(a)), the Sellers shall prepare in good faith and deliver to the Buyers:

(i) a schedule setting forth in reasonable detail the calculation of the Closing Revenue Run-Rate in a form consistent with Section 3.8(a) of the Company Group Disclosure Schedule with the calculation for each Client in a manner consistent with the calculation, without duplication, in respect of such Client (or Committed Flows Client, as applicable) of the Base Revenue Run-Rate (the “Closing Revenue Run-Rate Schedule”);

(ii) an unaudited statement (the “Estimated Working Capital Statement”) which shall set forth the Sellers’ estimate of the Closing Net Working Capital and its calculation thereof; and

(iii) a calculation of the Closing Payment Amount based on the foregoing and the adjustments described in Section 1.6.

On the Business Day immediately preceding the Closing Date, the Sellers shall deliver to the Buyers (x) an updated Closing Revenue Run-Rate Schedule setting forth in reasonable detail the calculation of the Closing Revenue Run-Rate reflecting any Client Consents that have been obtained from and after the date on which such schedule was initially delivered to the Buyers through 5:00 p.m. New York time on such Business Day immediately preceding the Closing Date and (y) an updated calculation of the Closing Payment Amount based on the foregoing and the adjustments described in Section 1.6, if applicable.

(b) Subject to Section 5.3, the Buyers and their representatives will be given reasonable access to the Company Books and Records relating to the preparation of the Closing Revenue Run-Rate Schedule and the Estimated Working Capital Statement, and the Sellers shall consider in good faith any revisions to the foregoing and the calculation of the Closing Payment Amount proposed by the Sellers. The Sellers and the Buyers will work prior to Closing to resolve any disputes with respect to the Closing Revenue Run-Rate Schedule and the Estimated Working Capital Statement and any such resolutions shall be reflected therein; provided, however, that if the Buyers and the Sellers cannot resolve any such dispute prior to the Closing Date, the Closing Revenue Run-Rate Schedule and the Estimated Working Capital Statement proposed by the Sellers shall be binding for purposes of determining the payments to be made by the Buyers at the Closing in accordance with Section 1.4.

Section 1.6 Closing Date Adjustments.

(a) If the Closing Revenue Run-Rate (as determined based on the Closing Revenue Run-Rate Schedule) is less than the product of (x) the Threshold Percentage and (y) the Base Revenue Run-Rate, then the Closing Payment Amount shall be reduced by the Reduction Amount.

(b) In addition to any adjustment made pursuant to Section 1.6(a), if the Sellers’ estimate of Closing Net Working Capital (as set forth in the Estimated Working Capital Statement) is (i) less than the Closing Net Working Capital Target, the Closing Payment Amount shall be reduced by an amount equal to the amount by which the Closing Net Working Capital Target exceeds the estimate of Closing Net Working Capital and (ii) greater than the Closing Net Working Capital Target, the Closing Payment Amount shall be increased by an amount equal to the amount by which the estimate of Closing Net Working Capital exceeds the Closing Net Working Capital Target.

Section 1.7 Post-Closing Adjustments and Dispute Resolution.

(a) As soon as practicable following the Closing Date, and in no event more than 90 days thereafter, the Buyers shall prepare or cause to be prepared and delivered to the Sellers an unaudited statement (the “Post-Closing Adjustments Statement”), which shall set forth the Buyers’ calculation of (i) the Closing Revenue Run-Rate (the “Final Closing Revenue Run-Rate”), and (ii) the Closing Net Working Capital (the “Final Working Capital”).

(b) Each calculation of the Final Closing Revenue Run-Rate and the Final Working Capital is referred to herein as a “Calculation.” Each Calculation shall be accompanied by such supporting work papers as may be deemed necessary to an understanding of the Calculation. In connection with the preparation and review of any Calculation, each of the Sellers and the Buyers shall promptly deliver to the other such additional information regarding the Calculation as may be reasonably requested by such party.

(c) The Buyers agree that upon reasonable prior notice during normal business hours they shall afford the Sellers and their accountants and other authorized representatives, during the period from the delivery of each Calculation until the resolution thereof, access to the officers, employees, properties, offices and other facilities of the Company Group, and to the contracts, books, records, documents, data and such other information of the Company Group as may reasonably be requested in connection with reviewing each Calculation.

(d) The Sellers shall have 60 days after the day of receipt of the Post-Closing Adjustments Statement to notify the Buyers if they object to any Calculation. Any such notice (the “Dispute Notice”) shall specify each item or amount in dispute (a “Disputed Item”), together with a written explanation of the reasons for disagreement with each such Disputed Item and shall set forth the Sellers’ alternative calculation of the Calculation based on such objections. To the extent not set forth in the Dispute Notice, the Sellers shall be deemed to have agreed with the calculation of all other items and amounts contained in the Calculation. Any Disputed Item shall be resolved in the manner set forth in Section 1.7(f) hereof.

(e) If either (i) the Sellers do not deliver to the Buyers a Dispute Notice pursuant to Section 1.7(d) within 60 days after the date of receipt of the Post-Closing Adjustments Statement or (ii) the Sellers and the Buyers acknowledge in writing that the Calculation is accurate, the Calculation shall be final and binding on all parties.

(f) If the Sellers and the Buyers are unable in good faith to resolve any Disputed Item within 45 days after delivery of a Dispute Notice pursuant to Section 1.7(d), the Sellers, on the one hand, and the Buyers, on the other, will jointly retain a Firm to resolve any remaining disagreements. If the Sellers and the Buyers are unable to agree on the choice of the Firm, the Firm will be a “Big Four” accounting firm (or successor thereof) selected by lot (after excluding any Firm that is not independent from the parties hereto and their respective Affiliates). In the event that all “Big Four” accounting firms are excluded, the Firm will be a Designated Firm (or successor thereof) selected by lot excluding any Firm that is not independent from the parties hereto and their respective Affiliates. The Firm or Designated Firm, as the case may be, shall, within 60 days following its selection, deliver to the Sellers and the Buyers a written report determining such Disputed Items (and only such Disputed Items), and its determinations will be conclusive and binding upon the parties hereto for the purposes of any adjustment to the Purchase Price, absent manifest error. The Sellers and the Buyers shall cooperate with the Firm or Designated Firm, as the case may be, and make available their respective employees and any books and records in their respective possession that the Firm or Designated Firm, as the case may be, reasonably determines are necessary in making its determination. With respect to each Disputed Item, the Firm or Designated Firm, as the case may be, shall not render a determination that is higher than the amount advocated by the Sellers or lower than the amount advocated by the Buyers. The fees and disbursements of the Firm or Designated Firm, as the case may be, shall be allocated and be paid by the Buyers, on the one hand, and/or the Sellers, on the other hand, based upon the percentage which the portion of the disputes not awarded to each party bears to the amount actually contested by such party (which allocation shall be included in the Firm’s or Designated Firm’s, as the case may be, decision). For example, if the Sellers claim that the appropriate adjustments are $1,000 greater than the amount determined by the Buyers and if the Firm ultimately resolves the dispute by awarding to the Sellers $300 of the $1,000 contested, then the fees, costs and expenses of the Firm will be allocated 30% (i.e., 300 ÷ 1,000) to the Buyers and 70% (i.e., 700 ÷ 1,000) to the Sellers.

Section 1.8 Payment of Post-Closing Adjustment. Within 10 Business Days following the final determination of all of the Calculations, the following payments shall be made:

(a) The calculation made pursuant to Section 1.6(a) shall be redone by substituting Final Closing Revenue Run-Rate for Closing Revenue Run-Rate (the “Substitute Calculation”).

(i) If there was a reduction to the Closing Payment Amount pursuant to Section 1.6(a) at the Closing and the Substitute Calculation results in a reduction to the Closing Payment Amount that is greater than the reduction at the Closing calculated pursuant to Section 1.6(a), then the Sellers shall pay to the Buyers an amount equal to the difference between (i) the reduction to the Closing Payment Amount pursuant to Section 1.6(a) calculated using the Substitute Calculation and (ii) the reduction to the Closing Payment Amount pursuant to Section 1.6(a) calculated at the Closing using the Closing Revenue Run-Rate.

(ii) If there was a reduction to the Closing Payment Amount pursuant to Section 1.6(a) at the Closing and the Substitute Calculation results in a reduction to the Closing Payment Amount that is less than the reduction calculated at the Closing pursuant to Section 1.6(a) but still results in a reduction to the Closing Payment Amount, then the Buyers shall pay to the Sellers an amount equal to the difference between (1) the reduction to the Closing Payment Amount pursuant to Section 1.6(a) calculated at the Closing using the Closing Revenue Run-Rate and (2) the reduction to the Closing Payment Amount pursuant to Section 1.6(a) calculated using the Substitute Calculation.

(iii) If there was a reduction to the Closing Payment Amount pursuant to Section 1.6(a) at the Closing and the Substitute Calculation results in there being no reduction to the Closing Payment Amount pursuant to Section 1.6(a), then the Buyers shall pay to the Sellers an amount equal to the reduction to the Closing Payment Amount calculated at the Closing pursuant to Section 1.6(a).

(iv) If there was no reduction to the Closing Payment Amount pursuant to Section 1.6(a) at the Closing and the Substitute Calculation results in there being a reduction to the Closing Payment Amount pursuant to Section 1.6(a), then the Sellers shall pay to the Buyers an amount equal to the reduction to the Closing Payment Amount pursuant to Section 1.6(a) calculated using the Substitute Calculation.

(b) The calculation made pursuant to Section 1.6(b) shall be redone by substituting Final Working Capital for the Sellers’ estimate of Closing Net Working Capital.

(i) If, as a result of such recalculation, the reduction to the Closing Payment Amount should have been greater than the reduction made pursuant to Section 1.6(b), then the Sellers shall pay to the Buyers an amount equal to the amount by which Final Working Capital is less than the estimate of Closing Net Working Capital included in the Estimated Working Capital Statement.

(ii) If, as a result of such recalculation, an increase to the Closing Payment Amount made pursuant to Section 1.6(b) should have been a reduction to the Closing Payment Amount, then the Sellers shall pay to the Buyers the sum of (i) the amount of the increase in the Closing Payment Amount made pursuant to Section 1.6(b), and (ii) an amount equal to the amount by which Closing Net Working Capital Target exceeds Final Working Capital.

(iii) If, as a result of such recalculation, the increase to the Closing Payment Amount should have been greater than the increase made pursuant to Section 1.6(b), then the Buyers shall pay to the Sellers an amount equal to the amount by which Final Working Capital exceeds the estimate of Closing Net Working Capital included in the Estimated Working Capital Statement.

(iv) If, as a result of such recalculation, a reduction in the Closing Payment Amount made pursuant to Section 1.6(b) should have been an increase in the Closing Payment Amount, then the Buyers shall pay to the Sellers an amount equal to the sum of (i) the reduction in the Closing Payment Amount made pursuant to Section 1.6(b), plus (ii) an amount equal to the amount by which Final Working Capital exceeds Closing Net Working Capital Target.

(c) Any payments pursuant to this Section 1.8 shall be made by Wire Transfer and any payments resulting from the calculations in Section 1.8(a) and Section 1.8(b) may be netted such that only a single Wire Transfer is needed.

Section 1.9 Post-Closing True-Up. If there is a reduction to the Closing Payment Amount pursuant to Section 1.6(a) and any Client designated for “Written Consent” in Section 3.8(a) of the Company Group Disclosure Schedule that is a Non-Consenting Client as of the Closing (each, a “Contingent Client”) continues to accept investment advisory services provided by the Company Group through the date that is 120 days following the Closing Date (the “True-Up Date”), and prior to the True-Up Date has not notified a member of the Company Group, orally or in writing, that it intends to terminate its Advisory Agreement or withdraw all of its assets under management by the Company Group, then the Buyers shall make a payment by Wire Transfer to the Sellers within five Business Days following the True-Up Date in an amount equal to the additional amount that would have been payable to the Sellers if the Revenue Run-Rate as of the Closing Revenue Run-

Rate Date attributable to each Contingent Client that so continues to accept investment advisory services through the True-Up Date and has not prior to the True-Up Date so notified a member of the Company Group had been included in the calculation of the Final Closing Revenue Run-Rate pursuant to Section 1.8(a). From and after the Closing through the True-Up Date, the Buyers and their Affiliates shall (x) act in good faith to maintain intact the investment advisory services relationship between the Company Group and each Contingent Client (and shall not permit any such relationship to be transferred from the Company Group to any of the Buyers and their Affiliates (other than the Company Group)) and (y) not take any action the sole purpose and intent of which is to reduce any payment pursuant to this Section 1.9. The Buyers shall periodically (and no less frequently than on a monthly basis) provide the Sellers with updates regarding any outflows (withdrawals, redemptions and distributions) of assets under management by the Company Group in respect of each Contingent Client and the termination of the Advisory Agreement of any Contingent Client, in each case occurring after the Closing through the True-Up Date, together with such supporting documentation as the Sellers may reasonably request.

Section 1.10 Withholding. Notwithstanding anything in this Agreement to the contrary, the Buyers shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as the Buyers or the Company are required to deduct and withhold pursuant to the Code or any other Applicable Law. To the extent that amounts are so withheld and duly paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made. Notwithstanding the foregoing, the Buyers shall provide written notice as soon as reasonably practicable (and in no case later than five Business Days prior to the Closing) if the Buyers intend to withhold amounts pursuant to this Section 1.10 (other than on account of the Sellers’ failure to comply with Section 1.2(a)(vi)) and such notice shall contain, in sufficient detail, the amount and purported basis for such withholding. The Buyers agree to reasonably cooperate with the Sellers to reduce or eliminate any such withholding.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE SELLERS

Except as set forth in a correspondingly labeled Section of the written disclosure schedule delivered to the Buyers by the Sellers on or prior to the execution and delivery of this Agreement (the “Company Group Disclosure Schedule”), it being agreed that any matter disclosed in any Section or subsection of the Company Group Disclosure Schedule shall be deemed disclosed in any other Section or subsection if such information is reasonably apparent to be so applicable to such other Section or subsection, the Sellers hereby represent and warrant, jointly and severally, to the Buyers as follows:

Section 2.1 Organization and Related Matters. Each Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

Section 2.2 Authority; No Violation.

(a) Each Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is (or will be) a party, to perform such party’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and each Ancillary Agreement to which it is (or will be) a party has been, and the consummation by each Seller of the transactions contemplated hereby and thereby have been, duly and validly authorized and approved by all required actions on the part of such Seller. This Agreement and each of the Ancillary Agreements to which it is (or will be) a party has been (or, in the case of any such Ancillary Agreement to be executed and delivered after the date hereof, will be at or prior to the Closing) duly and validly executed and delivered by it and (assuming due authorization, execution and delivery by each other party hereto and thereto (as applicable)) this Agreement and each of the Ancillary Agreements to which it is (or will be) a party when so executed and delivered constitutes (or, in the case of any such Ancillary Agreement to be executed after the date hereof, will constitute) legal, valid and binding obligations of each Seller, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors’ rights and remedies generally, and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

(b) Except as set forth in Section 2.2 of the Company Group Disclosure Schedule or as set forth in Section 2.3 of this Agreement, neither the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which any Seller is (or will be) a party, nor the consummation by it of the transactions contemplated hereby or thereby, will, with or without the giving of notice, the termination of any grace period or both: (i) violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of such Seller; (ii) violate any Applicable Law; (iii) result in a violation or breach by such Seller, conflict with or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any Contract to which such Seller is a party; or (iv) result in the creation of any Encumbrance other than Permitted Encumbrances upon its properties or assets, except, in the case of clause (iii) or (iv), for any violation, breach, conflict, default or right of termination, cancellation, payment or acceleration that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Sellers to timely consummate the transactions contemplated hereby.

Section 2.3 Consents and Approvals. Except (a) as required under the HSR Act and except for the Canadian Regulatory Approvals, (b) as set forth in Section 2.3 of the Company Group Disclosure Schedule or (c) for any consent, waiver, approval, filing, notification or registration that is required solely by reason of the participation of either Buyer (as opposed to any other third party purchaser) in the transactions contemplated hereby, neither Seller is required to obtain any consent, waiver or approval of, or make any filing, notification or registration with, any Governmental Authority in connection with the execution and delivery by such Seller of this Agreement or any Ancillary Agreement to which such Seller is a party or the consummation by such Seller of the transactions contemplated hereby or thereby.

Section 2.4 Title. Each Seller is the sole owner of the Company Interests or the GP Interests (as applicable), respectively, in each case, free and clear of any and all Encumbrances (other than restrictions under Securities Laws and Encumbrances created by the Buyers). Each Seller has the limited liability company power and authority to sell, transfer, assign and deliver the Company Interests or the GP Interests (as applicable) to be sold by it as provided in this Agreement, and such delivery will convey to the Company Buyer or the GP Buyer, as applicable, good and valid title to the Company Interests or the GP Interests (as applicable), free and clear of any and all Encumbrances (other than restrictions under Securities Laws and Encumbrances created by the Buyers).

Section 2.5 Legal Proceedings. As of the date hereof, (i) there are no legal, administrative, arbitral or other proceedings (including disciplinary proceedings), suits, actions or governmental or regulatory investigations of any nature (collectively, “Proceedings”) that are pending or, to the Knowledge of the Sellers, threatened against any Seller or any of its respective properties, assets or businesses and (ii) there is no injunction, order, judgment or decree imposed upon any Seller or any of its Affiliates (in the case of clauses (i) and (ii), to the extent related to the Company Group), in the case of clauses (i) and (ii), that would reasonably be expected to have a material adverse effect on the ability of the Sellers to timely consummate the transactions contemplated hereby.

Section 2.6 Brokers and Finders. Other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, finder or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission from each Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY REGARDING THE COMPANY GROUP

Except as set forth in a correspondingly labeled Section of the Company Group Disclosure Schedule, it being agreed that any matter disclosed in any Section or subsection of the Company Group Disclosure Schedule shall be deemed disclosed in any other Section or subsection if such information is reasonably apparent to be so applicable to such other Section or subsection, the Company hereby represents and warrants to the Buyers as follows:

Section 3.1 Organization and Related Matters. The Company is a limited partnership duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The General Partner is a limited liability company duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each member of the Company Group has the requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets. Each member of the Company Group is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary under Applicable Law, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Buyers or their representatives true and correct copies of the Organizational Documents of each member of the Company Group, all as in effect on the date hereof.

Section 3.2 Authority; No Violation.

(a) Each of the Company and the General Partner has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is (or will be) a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Company and the General Partner of this Agreement and each of the Ancillary Agreements to which it is (or will be) a party has been, and the consummation by each of the Company and the General Partner of the transactions contemplated hereby and thereby have been, duly and validly authorized and approved by all required actions of the Company and the General Partner. This Agreement and each of the Ancillary Agreements to which it is (or will be) a party has been (or, in the case of any such Ancillary Agreement to be executed and delivered after the date hereof, will be) duly and validly executed and delivered by each of the Company and the General Partner and (assuming due authorization, execution and delivery by each other party hereto or thereto (as applicable)) this Agreement and each of the Ancillary Agreements to which it is (or will be) a party when so executed and delivered constitutes (or, in the case of any such Ancillary Agreement to be executed after the date hereof, will constitute), legal, valid and binding obligations of each of the Company and General Partner, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

(b) Except as set forth in Section 3.2 of the Company Group Disclosure Schedule or as set forth in Section 3.3 of this Agreement, neither the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which the Company or the General Partner is (or will be) a party, nor the consummation by the Company or the General Partner of the transactions contemplated hereby or thereby, will, with or without the giving of notice, the termination of any grace period or both: (i) violate, conflict with, or result in a breach of or default under any provision of the Organizational Documents of any member of the Company Group; (ii) violate any Applicable Law; (iii) result in a violation or breach by any member of the Company Group of, conflict with or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any Material Contract; or (iv) result in the creation of any Encumbrance other than Permitted Encumbrances upon any member of the Company Group’s properties or assets, except, in the case of clause (iii) or (iv), for any violation, breach, conflict, default or right of termination, cancellation, payment or acceleration that would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole.

Section 3.3 Consents and Approvals. Except (a) as required under the HSR Act and except for the Canadian Regulatory Approvals, (b) as set forth in Section 3.3 of the Company Group Disclosure Schedule or (c) for any consent, waiver, approval, filing, notification or registration that is required solely by reason of the participation of any Buyer (as opposed to any other third party purchaser) in the transactions contemplated hereby, no member of the Company Group is required to obtain any consent, waiver or approval of, or make any filing, declaration or registration with, any Governmental Authority in connection with the execution and delivery by it of this Agreement or any Ancillary Agreement or the consummation by it of the transactions contemplated hereby or thereby.

Section 3.4 Capital Structure; Subsidiaries.

(a) The Company Interests constitute all of the issued and outstanding equity interests (other than the general partner interest) in the Company. The Company Seller is the sole record and beneficial owner of the Company Interests. The General Partner is the sole general partner of the Company and the sole record and beneficial owner of the general partner interest in the Company.

(b) The GP Interests constitute all of the issued and outstanding equity interests in the General Partner. The GP Seller is the sole record and beneficial owner of the GP Interests.

(c) Except as set forth in Section 3.4(c) of the Company Group Disclosure Schedule, there are no outstanding securities, options, stock appreciation rights, phantom interests, warrants, calls, conversion rights, preemptive rights, rights of first refusal, redemption rights, profit participation, repurchase rights, plans, “tag-along” or “drag-along” or other similar rights, commitments, agreements, arrangements or undertakings (“Equity Rights”) (i) obligating any member of the Company Group or either Seller to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any equity interest or any other ownership or economic interests in any member of the Company Group or any of its assets or any instruments or obligations convertible or exchangeable into or exercisable for any equity interest or any other ownership or economic interests in any member of the Company Group or in any of its properties or assets, (ii) giving any Person a right to subscribe for or acquire any equity interest or any other ownership or economic interests in any member of the Company Group or in any of its properties or assets or (iii) obligating any member of the Company Group or either Seller to issue, grant, adopt or enter into any such Equity Right.

(d) Each direct or indirect Subsidiary of the Company, as of the date hereof, is listed on Section 3.4(d) of the Company Group Disclosure Schedule, along with its form and jurisdiction of organization. Each such Subsidiary is duly formed or organized (as applicable) and validly existing and in good standing under the laws of its jurisdiction of organization, to the extent that such jurisdictions recognize the concept of “good standing.” Each such Subsidiary has the requisite power and authority to carry on the business of such Subsidiary in the manner as it is now being conducted and to own, lease and operate all of its properties and assets, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole. Each such Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Buyers or their representatives true and correct copies of the

Organizational Documents of each direct and indirect Subsidiary of the Company Group, all as in effect on the date hereof. The Company owns, directly or indirectly, all of the issued and outstanding company or partnership interests, as applicable, in its Subsidiaries, free and clear of any Encumbrances (other than restrictions under Securities Laws and Encumbrances created by the Buyers). No member of the Company Group owns or holds, directly or indirectly, any share capital or other equity interest in any Person other than the respective Subsidiaries of the members of the Company Group (and other than capital and interests in the Private-Label Private Funds).

Section 3.5 Financial Statements; Absence of Liabilities.

(a) Section 3.5 of the Company Group Disclosure Schedule sets forth selected unaudited financial data for the business of the Company (i) as of December 31, 2016 and for the year then ended and (ii) for the three months ended March 31, 2017 (together, the “Company Financial Statements”). There are no audited financial statements of the Company on a stand-alone basis for the periods covered by the Company Financial Statements. The Company Financial Statements fairly present, in all material respects, (i) the financial results of operations attributable to the Company Group, exclusive of amortization of intangibles, stock-based compensation and income taxes for the respective periods covered thereby and (ii) with respect to the unaudited financial data as of December 31, 2016 only, the assets and liabilities attributable to the Company Group as of that date. Buyer acknowledges that the Company Financial Statements have not been prepared in accordance with GAAP. The unaudited financial data comprising the Company Financial Statements as of the dates thereof and for the periods then ended, as applicable, have been prepared on a basis consistent with the non-GAAP measures applicable to reported segments described in the Annual Report on Form 10-K of Fortress Investment Group LLC, filed on February 28, 2017, and in the Quarterly Report on Form 10-Q of Fortress Investment Group LLC, filed on May 8, 2017, as applicable.

(b) As of the date hereof, the Company does not have any liabilities of a nature that would be accrued or reserved on the Company Financial Statements prepared on the non-GAAP basis described in Section 3.5(a), except (i) liabilities under or in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby or set forth in the Company Group Disclosure Schedule, (ii) liabilities and obligations disclosed, accrued or reserved against on the Company Financial Statements or (iii) liabilities and obligations incurred since December 31, 2016 in all material respects in the ordinary course of business.

(c) No member of the Company Group has any Indebtedness outstanding, other than intercompany loans subject to Section 5.13(b).

Section 3.6 Absence of Certain Changes. Since December 31, 2016 through the date hereof, except as described in Section 3.6 of the Company Group Disclosure Schedule, (i) each member of the Company Group has conducted its business in all material respects only in the ordinary course and has not taken any action which, if taken after the date hereof, would require the consent of the Buyers under Section 5.1, and (ii) there has not been any change, event, development, occurrence, circumstance or effect that, individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect.

Section 3.7 Material Contracts. Section 3.7 of the Company Group Disclosure Schedule contains a correct and complete list of all Material Contracts in existence on the date hereof. The Company Group has made available to Buyers complete and correct copies of all such Material Contracts. As of the date hereof, each Material Contract is valid, binding and in full force and effect, and is enforceable against the member of the Company Group party thereto, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors’ rights and remedies generally and except that the availability of equitable remedies may be limited by equitable principles of general applicability. Such member of the Company Group has duly performed all of its obligations under each such Material Contract to the extent that such obligations have accrued, except where the failure to so perform its obligations would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole. As of the date hereof, to the Knowledge of the Company, each other party has performed its obligations under each such Material Contract to the extent that such obligations have accrued, except where the failure to so perform its obligations would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole. As of the date hereof, there are no existing material defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both, would become defaults) of any member of the Company Group, or, to the Knowledge of the Company, any other party thereto, under any Material Contract.

Section 3.8 Assets Under Management; Clients.

(a) Section 3.8(a) of the Company Group Disclosure Schedule sets forth: (i) a true, complete and correct list as of the Base Date of the name of each Client, together with a notation as to whether such Client is a Separate Account Client, a Public Fund or a Private Fund and whether the Company Group acts in a sub-advisory capacity with respect to such Client; (ii) for each such Client: (A) the Adjusted Assets Under Management as of 4:00 p.m. New York time on the Base Date; (B) the investment advisory, investment management, sub-advisory or similar fee rate (determined on the basis set forth in the definition of the term “Revenue Run-Rate” set forth in Annex A) payable to the applicable member of the Company Group under the applicable Advisory Agreement as of the Base Date; and (C) the revenue run-rate as of the Base Date (determined as the product of the amount determined pursuant to the foregoing clause (A) and the rate determined pursuant to the foregoing clause (ii)(B)); (iii) a true, complete and correct list of the name of each Committed Flows Client, together with a notation as to whether, as of April 26, 2017, such Committed Flows Client was expected to become a Separate Account Client, a Public Fund or a Private Fund and whether the Company Group was expected to act in a sub-advisory capacity with respect to such Committed Flows Client; (iv) without duplication of clause (ii), for each such Committed Flows Client: (A) the amount of Committed Flows AUM; (B) the investment advisory, investment management, sub-advisory or similar fee rate that, as of April 26, 2017, was expected to become payable to the applicable member of the Company Group with respect to such Committed Flows AUM as set forth on Annex C-2 to the Company Group Disclosure Schedule; and (C) the revenue run-rate with respect to such Committed Flows Client (determined as the product of the amount determined pursuant to the foregoing clause (iv)(A) and the rate determined pursuant to the foregoing clause (iv)(B)); and (v) the sum of all of the amounts set forth pursuant to the foregoing clauses (ii)(C) and (iv)(C), representing the

Revenue Run-Rate as of the Base Date for all Clients (other than Committed Flows Clients) and, without duplication, the Revenue Run-Rate as of April 26, 2017 for all Committed Flows Clients (the “Base Revenue Run-Rate”), provided that the Buyers acknowledge that (x) the expectations stated in clauses (iii) and (iv) are based solely on the non-binding, oral advice received as of April 26, 2017 from the applicable Committed Flows Client and no representation or warranty is being made as to whether any Committed Flows Client (or any other Person) has become or will become a Client or (if and when a Client) has become or will become a Separate Account Client, a Public Fund or a Private Fund, as to the capacity (if any) in which the Company Group has acted or will act with respect to any Committed Flows Client (or any other Person), as to whether or when any Committed Flows AUM have been or will be funded or as to the fee rate (if any) that has been or will be payable to any member of the Company Group with respect to any Committed Flows AUM (if and when funded), in each case following such date, and (y) the Base Revenue Run-Rate, to the extent determined based on the Revenue Run-Rate for Committed Flows Clients, is notional in character and does not represent or reflect any assets under management by the Company Group or any fee rate payable to any member of the Company Group as of any date.

(b) Except as (i) reflected in Section 3.8(a) of the Company Group Disclosure Schedule or (ii) in the case of a Public Fund or Private Fund, described in its offering documents, as of the date hereof, none of the Advisory Agreements with a Client (or any other Contract relating to the Company Group’s rendering of administration, distribution, shareholder servicing or similar services to such Client) contains any most favored nation provision or any agreement by any member of the Company Group to cap, waive, offset, reimburse or otherwise reduce any or all fees or charges thereunder resulting in an effective fee rate lower than that stated in such Advisory Agreement.

(c) Except as set forth in Section 3.8(c) of the Company Group Disclosure Schedule, since January 1, 2017 until the date hereof, neither of the Sellers nor any member of the Company Group has received written notice from any Client to, and to the Knowledge of the Company, no Client has stated orally its intention to, (i) terminate, or place under review (other than in connection with the Public Funds’ annual consideration of their respective Advisory Agreements in accordance with Section 15(c) of the Investment Company Act) any of its accounts, (ii) enter into negotiations to amend the terms and conditions of any Advisory Agreement (including to adjust the fee schedule with respect to such Advisory Agreement) in a manner that would materially reduce the fees and charges payable to the members of the Company Group, or obligate any member of the Company Group to provide a materially broader scope of services, or be subject to materially broader obligations, under such Advisory Agreement, or (iii) initiate a search for a replacement fund manager or investment adviser, as the case may be.

Section 3.9 Private-Label Public Funds.

(a) As of the date hereof, no member of the Company Group is in default in any material respect under any Advisory Agreement with a Private-Label Public Fund.

(b) Since January 1, 2016, the applicable members of the Company Group have rendered all investment advisory services to each Private-Label Public Fund in compliance in all material respects with (i) Applicable Law and (ii) the fundamental investment restrictions of such Fund, as set forth in the applicable prospectus and registration statement for such Fund.

(c) Each Advisory Agreement with a Private-Label Public Fund has been performed in all material respects by the applicable member of the Company Group in accordance with its terms, with the Investment Company Act and all other Applicable Laws and with its respective investment objectives, policies and restrictions, as set forth in the applicable prospectus and registration statement for such Private-Label Public Fund. No Person other than the Adviser provides investment advisory services to a Private-Label Public Fund.

Section 3.10 Sponsored Private Funds and Private-Label Private Funds.

(a) Each Sponsored Private Fund is duly organized, validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under Applicable Law, except where any failure to be so duly organized, validly existing, in good standing, licensed or qualified or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) As of the date hereof, no member of the Company Group is in default in any material respect under any Advisory Agreement with a Sponsored Private Fund or Private-Label Private Fund. No Sponsored Private Fund is subject to or in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or other Governmental Authority relating to any aspect of the business, properties or assets of such Private Fund which would give rise to an affirmative answer to any of the questions in Item 11, Part 1A of the Form ADV of a member of the Company Group. No Sponsored Private Fund has been charged or, to the Knowledge of the Company, threatened with being charged, with any violation of any provision of Applicable Law, including any Securities Laws, applicable to the business, properties or assets of such Private Fund, which would give rise to an affirmative answer to any of the questions in Item 11, Part 1A of the Form ADV of a member of the Company Group. No Sponsored Private Fund is subject to any cease-and-desist order issued by, or a party to any consent agreement or memorandum of understanding with, any Governmental Authority, and neither the Seller nor any member of the Company Group is on notice of the pendency of any such order.

(c) Since inception of each Sponsored Private Fund, the applicable members of the Company Group have managed such Sponsored Private Fund, and have rendered all investment advisory services to such Sponsored Private Fund, in compliance with (i) Applicable Law and (ii) the investment objectives, policies and restrictions of such Fund, as set forth in the applicable private placement memorandum and Organizational Documents for such Fund, except for any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) As of the date hereof, there is no Proceeding pending or, to the Knowledge of the Company, threatened against any Sponsored Private Fund, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) The Sellers have made available to the Buyers prior to the date hereof true and complete copies of (i) the Organizational Documents for each Sponsored Private Fund, (ii) the form of subscription agreement and private placement memorandum of each Sponsored Private Fund and (iii) all side letters with any investor in a Sponsored Private Fund, including every such letter that provides specific benefits or other treatment to such investor, of a legally binding nature that have been executed and delivered by or on behalf of such Sponsored Private Fund or a member of the Company Group.

(f) Each Sponsored Private Fund: (i) offers and has offered its securities on a basis exempt from registration of its securities under the Securities Act and (ii) is and has been excluded from the definition of investment company in Section 3(a) of the Investment Company Act.

(g) Section 3.10(g) of the Company Group Disclosure Schedule sets forth, with respect to each Sponsored Private Fund in which any “benefit plan investor” (as defined in the U.S. Department of Labor Regulations Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”)) holds any equity interests, whether such Private Fund, at any time, (w) holds or held plan assets, (x) does not hold and has not held plan assets by reason of being a “venture capital operating company,” (y) does not hold and has not held plan assets by reason of being a “real estate operating company,” or (z) does not hold and has not held plan assets by reason of equity participation in the Private Fund by benefit plan investors not being “significant,” in each case determined pursuant to the Plan Asset Regulations, and, in each case, in addition, sets forth whether the Organizational Documents of such Private Fund permit such Private Fund to hold plan assets in the future.

(h) No “disqualifying event” under Rule 506(d) of the Securities Act relating to the Sellers, any member of the Company Group, any Affiliate of any member of the Company Group or any officers or directors of any member of the Company Group, any placement agent (or any beneficial owner of 20% or more of such placement agent’s voting securities) or its employees, agents, representatives and/or officers or directors, any beneficial owner of 20% or more of any Company Group member’s or Sponsored Private Fund’s voting securities, or any other Person has occurred such that any offering of interests in any Private Fund relying on the private placement safe harbor provisions of Rule 506 of the Securities Act failed to comply with such provisions.

Section 3.11 Compliance with Applicable Law; ERISA.

(a) Since January 1, 2015, each member of the Company Group has complied in all material respects with all Applicable Laws and, since January 1, 2015 through the date hereof, no member of the Company Group has received any written notice asserting any violation by any member of the Company Group of any Applicable Law in any material respect.

(b) Each member of the Company Group holds, and at all times since January 1, 2016 has held, all Permits necessary for the conduct of its businesses under and pursuant to Applicable Law, except where the failure to so hold a Permit would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, all such Permits are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the Knowledge of the Company, no such suspension, cancellation, modification or revocation or Proceeding is threatened, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Except as set forth in Section 3.11 of the Company Group Disclosure Schedule and for routine examinations conducted by any Governmental Authority in the regular course of the business of any member of the Company Group, since January 1, 2016 through the date hereof, no Governmental Authority has, to the Knowledge of the Company, initiated, and no Governmental Authority has provided written notice to any member of the Company Group of any threatened proceeding or investigation into the business or operations of any member of the Company Group.

(d) Each Client that is (i) a “benefit plan investor” within the meaning of Section 3(42) of ERISA, (ii) a Person acting on behalf of such a “benefit plan investor,” or (iii) a Benefit Plan that is subject to Title I of ERISA or Section 4975 of the Code, and each Fund that holds or has held plan assets within the meaning of the Plan Asset Regulations (each, an “ERISA Client”), for so long as the ERISA Client has been managed by a member of the Company Group, (x) has been managed by one or more members of the Company Group that at all times has qualified as a “qualified professional asset manager” or an “in-house asset manager” (as such terms are used in Prohibited Transaction Class Exemption (“PTCE”) 84-14 and PTCE 96-23, respectively) and (y) has, in all material respects, been managed in compliance with, and, in all material respects, the investment advisory relationship with such Client has complied with, the applicable requirements of ERISA and the Code including, as applicable, the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA, the applicable reporting and disclosure obligations thereunder, the applicable requirements regarding fidelity bonding, and the applicable requirements regarding the maintenance of the indicia of ownership of plan assets. Section 3.11(d) of the Company Group Disclosure Schedule identifies each member of the Company Group that qualifies as a “qualified professional asset manager” or “in-house asset manager” (as such terms are used in PTCE 84-14 and PTCE 96-23, respectively). At all times that any Adviser or other member of the Company Group has acted as a fiduciary under ERISA, such Adviser has maintained fiduciary liability insurance and prior to the date hereof at no time has any such Person been denied such fiduciary liability insurance.

Section 3.12 Regulatory Documents; Investment Adviser Registration.

(a) Since January 1, 2015, each member of the Company Group has filed (after giving effect to any extensions) all material forms, reports, registration statements, schedules and other documents, together with any amendments required to be made with respect thereto, that were required to be filed with any Governmental Authority, including the SEC.

(b) Each of the Company and the other members of the Company Group set forth in Section 3.12(b) of the Company Group Disclosure Schedule (each, an “Adviser”) is duly registered as an investment adviser under the Investment Advisers Act (or is a “relying adviser” under such registration of the Company). No member of the Company Group other than the Advisers is required to be registered as an investment adviser under the Investment Advisers Act or is required to be registered as a commodity pool operator or a commodity trading advisor with the U.S. Commodity Futures Trading Commission or the National Futures Association, including as a result of managing or advising any Public Fund, any Private Fund, or any other Client.

Section 3.13 Ineligible Persons. No member of the Company Group or any of their respective directors, officers or employees is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company nor is there any action, proceeding or investigation pending or, to the Knowledge of the Company, threatened by any Governmental Authority, which would result in the ineligibility of any member of the Company Group or any of their officers, directors or employees to serve in any such capacities. No member of the Company Group or, to the Knowledge of the Company, any Person who is “associated with” the Company Group for purposes of the Investment Advisers Act is ineligible pursuant to Section 203(e) or Section 203(f) of the Investment Advisers Act to serve as an investment adviser or as a “person associated with” an investment adviser, nor is there any Proceeding pending or, to the Knowledge of the Company, threatened by any Governmental Authority that would result in the ineligibility of any member of the Company Group or, to the Knowledge of the Company, any such “person associated with” the Company Group to serve in any such capacities pursuant to Section 203(e) or 203(f) of the Investment Advisers Act.

Section 3.14 Legal Proceedings. As of the date hereof, (i) there are no Proceedings pending or, to the Knowledge of the Company, threatened against any member of the Company Group or any of its respective properties, assets or businesses and (ii) there is no injunction, order, judgment or decree imposed upon any member of the Company Group.

Section 3.15 Tax Matters.

(a) Each member of the Company Group has duly and timely (i) paid in full, or has had duly and timely paid in full on its behalf, all Taxes required to be paid by it, including withholding obligations and Taxes with respect to employees or payments to foreign persons and (ii) filed, or has had filed on its behalf, with the appropriate Taxing Authorities all Tax Returns required to be filed by it, and all such Tax Returns are complete and accurate in all material respects.

(b) No audit or examination of any Tax Return of or including any member of the Company Group is outstanding, pending, or threatened in writing or being conducted by any Taxing Authority, and no member of the Company Group has received any written notice of deficiency or assessment from any Taxing Authority with respect to liabilities for material Taxes that have not been paid or finally settled in full.

(c) No member of the Company Group has any extensions or waivers of the statute of limitations with respect to any Taxes for any period that has not since closed (other than as a result of an extension of the time to file any Tax Return), or has any powers of attorney outstanding with respect to any Taxes.

(d) Since its formation, each member of the Company Group has been classified and treated as a partnership or disregarded entity for U.S. federal income tax purposes.

(e) In each case, other than to the extent required due to the parties’ inability under Applicable Law or the relevant Organizational Documents to use the “interim closing of the books” method described in Section 8.4(c) with respect to any entity treated as a partnership for U.S. federal income tax purposes and in which a Company Group member owns an equity interest as of the Closing, no member of the Company Group is or will be required to include any material item of income in, or exclude any material item of deduction from, taxable income after the Closing Date as a result of (i) any transaction occurring before the Closing (A) that results in taxable income recognized by such member after the Closing Date even though the corresponding book income is included in the Final Working Capital or (B) that results in a loss of a taxable deduction for such member after the Closing Date with respect to a cost incurred after the Closing Date (except to the extent the corresponding book deduction is included in the Final Working Capital); (ii) a change in method of accounting or use of an impermissible method of accounting or similar adjustment under Section 481(a) of the Code (or any similar provisions of foreign, state or local Applicable Law) that a member of the Company Group has used, agreed to, requested, or was required to make prior to the Closing Date; or (iii) an agreement entered into by any member of the Company Group with any Taxing Authority prior to the Closing Date.

(f) No member of the Company Group has engaged in any “listed transaction” for U.S. federal income tax purposes within the meaning of Treasury Regulations Section 1.6011-4.

Except with respect to the representations and warranties set forth in Section 3.16 (to the extent related to Taxes), and for the avoidance of doubt without limiting any of the covenants and agreements in respect of Taxes set forth in Section 5.1(e) and Article VIII, the representations and warranties set forth in this Section 3.15 are the Sellers’ sole and exclusive representations relating to Taxes.

Section 3.16 Employees; Employee Benefit Plans.

(a) Section 3.16(a) of the Company Group Disclosure Schedule sets forth, as of the date hereof, a list of each Business Employee (the “Employee List”). The Employee List shall be updated by the Sellers if necessary no later than 30 days prior to the anticipated Closing Date to reflect (i) any applicable changes thereto, including in respect of terminations, new hires and employee transfers, and (ii) any other inadvertent errors or omissions thereto. No Business Employee resides or has his or her principal place of work outside the United States.

(b) Section 3.16(b) of the Company Group Disclosure Schedule sets forth, as of the date hereof, a list of all Benefit Plans. For purposes of this Agreement, “Benefit Plan” means each pension, retirement, supplemental retirement, profit-sharing, deferred compensation, stock option, employee share ownership, health and welfare, severance pay, vacation, bonus, incentive, employment, individual consulting, equity or equity-based compensation, change in control, retention, retiree medical, life insurance or other employee benefit plan, program, agreement, policy, arrangements and all other written employee benefit plans or fringe benefit plans, whether or not subject to ERISA, including each “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case (i) that is maintained, sponsored or contributed to by any member of the Company Group or any of their respective ERISA Affiliates for the benefit of any Business Employee or (ii) for which any member of the Company Group has or could have any liability; provided that in no event shall a Benefit Plan include any arrangement operated by a Governmental Authority or required to be maintained pursuant to Applicable Law.

(c) No Benefit Plan is sponsored or maintained by a member of the Company Group. No member of the Company Group has, either directly or indirectly, any obligation or liability, as a matter of law or otherwise, with respect to any Benefit Plan or any other benefit plan.

(d) Prior to the date hereof, true, complete and correct copies of each of the Benefit Plans (or, in the case of unwritten Benefit Plans, summaries of the material terms thereof) in effect as of the date hereof have been provided or made available to the Buyers. In addition, with respect to each Benefit Plan, to the extent applicable, copies of the most recent IRS determination letters have been made available to the Buyers.

(e) Each of the Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, nothing has occurred with respect to the operation of such Benefit Plans that could reasonably be expected to cause the imposition of any material liability or Tax under ERISA or the Code. No Benefit Plan is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.

(f) No member of the Company Group nor any of their respective ERISA Affiliates has in the past six years maintained, contributed to, or had any liability in respect of, (i) a plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g) Except as set forth on Section 3.16(g) of the Company Group Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment or benefit becoming due to any Business Employee; (ii) accelerate the time of payment, funding or vesting of any employee benefits or compensation of, or increase the amount of employee benefits or compensation due to, any Business Employee; (iii) increase any amount of compensation or benefits otherwise payable to any Business Employee; or (iv) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise tax owing under Section 4999 of the Code. Neither the Sellers nor their respective Affiliates has any obligation to indemnify, hold harmless or gross-up any individual with respect to any excise tax imposed under Section 4999 of the Code.

(h) All material payments due and payable prior to the Closing Date by the Employer Entity to the Business Employees for employment compensation, employment insurance, workers’ compensation benefits, accident, sickness and disability benefits, pension and any other retirement benefits, social security benefits, vacation and holiday pay, bonuses and other forms of compensation will have been paid in a timely fashion in the ordinary course of business.

Section 3.17 Intellectual Property.

(a) All Intellectual Property that is registered or subject to an application for registration with any Governmental Authority and owned by any member of the Company Group, as of the date hereof, is listed in Section 3.17(a) of the Company Group Disclosure Schedule (the “Registered IP”), which also sets forth a list of all jurisdictions in which such Registered IP is registered or registrations have been applied for and all registration and application numbers. All Registered IP owned by any member of the Company Group has been duly registered in, filed in or issued by the appropriate Governmental Authority.

(b) The members of the Company Group own, license or otherwise have the right to use all of the material Intellectual Property as currently used in the conduct of their business, and the Intellectual Property owned by the members of the Company Group is free and clear of all Encumbrances (other than Permitted Encumbrances). The members of the Company Group have taken reasonable efforts to protect the confidentiality of their trade secrets, and, to the Knowledge of the Company, none of their material trade secrets has been disclosed to any third party or an employee of a member of the Company Group, other than pursuant to a written non-disclosure agreement or other obligation of confidentiality or non-disclosure.

(c) To the Knowledge of the Company, as of the date hereof, (i) the conduct by the Company Group of its business as currently conducted, including its use of any Intellectual Property, does not infringe or otherwise violate the Intellectual Property rights of any Person, and no claims are pending or threatened in writing by any Person against any member of the Company Group alleging such infringement or other violation, and (ii) no Person is infringing or otherwise violating the rights of the Company Group in any Intellectual Property owned by the Company Group and no claims are pending or threatened in writing by any member of the Company Group alleging that any Person is engaging in any such infringement or other violation.

(d) No current or former Affiliate, partner, director, stockholder, officer, or employee of a member of the Company Group or Sellers will, after giving effect to the transactions contemplated by this Agreement, own or retain any rights to use any of the material Intellectual Property purported to be owned by a member of the Company Group, other than with respect to any such Person’s rights to use Intellectual Property (i) that is in the public domain, (ii) subject to rights of fair use or other use which under the circumstances cannot be limited by the Company Group, or (iii) the rights which are obtained by such Person pursuant to a relationship with a third party that is independent of its relationship with the Company Group.

Section 3.18 Insurance. Section 3.18 of the Company Group Disclosure Schedule identifies, as of the date hereof, each insurance policy and bond pursuant to which a member of the Company Group is the named insured as of the date hereof. Each such insurance policy and bond covering the Company Group is in full force and effect, all premiums due and payable thereon have been paid and, in the twelve (12) months prior to the date hereof, the Company Group has not received written notice from any insurer or agent of any intent to cancel any such insurance policy or bond. As of the date hereof, there is no material claim by any member of the Company Group pending under any such policy or bond as to which coverage has been denied or disputed by the underwriters of such policies or bonds.

Section 3.19 Real Estate. No member of the Company Group owns any real property. Section 3.19 of the Company Group Disclosure Schedule identifies all of the real estate leases and subleases, in existence as of the date hereof, to which any member of the Company Group is a party (the “Leases”).

Section 3.20 Affiliate Transactions. Section 3.20 of the Company Group Disclosure Schedule lists each Contract, as of the date hereof, between any Seller or any of its Affiliates (other than the Company Group), on the one hand, and any member of the Company Group, on the other hand (any such Contract, an “Affiliate Agreement”), including any such Contract relating to any loan outstanding from any Seller or any of its Affiliates (other than the Company Group) to any member of the Company Group, or any loan outstanding from any member of the Company Group to any Seller or any of its Affiliates (other than the Company Group).

Section 3.21 Investment Performance Record. Section 3.21 of the Company Group Disclosure Schedule contains a correct and complete list of all Track Record Composites maintained by the Company Group. Except for the Track Record Composites, no member of the Company Group is marketing any Composite. The Company owns and has the right to use the Track Records and the Track Record Composites. Neither any member of the Company Group nor either Seller has violated any Contract or Applicable Law which would cause the Track Records or Track Record Composites to be invalid or not available for use by the Company upon consummation of the transactions contemplated by this Agreement. To the extent that Track Records or Track Record Composites include information for accounts during any period in which such account was not a Client account of the Company, those investment professionals at the Company Group responsible for the investment decisions and the investment performance for such accounts were primarily responsible for the investment decisions and the investment performance of such accounts. The Company has possession of, or immediate access to, all books and records and other documentation necessary or desirable to calculate and substantiate the Track Records and Track Record Composites. To the Knowledge of the Company, there exist no other limitations other than those provided under Applicable Law on the ability of the Buyers or members of the Company Group to use the Track Records and the Track Record Composites after the Closing and no other Person (other than, with respect to the Track Records, each Client to which a Track Record relates and any sponsor of a Fund that is not sponsored by the Company) has the right to use the Track Records or Track Record Composites.

Section 3.22 Compliance with the Global Investment Performance Standards. Since January 1, 2014, all performance information provided, presented or made available by any member of the Company Group (or any of their predecessors) to any Client or potential Client that purported to comply with GIPS did comply with GIPS in all material respects for the entire period covered by such information.

Section 3.23 Brokers and Finders. Other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, finder or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission from any member of the Company Group in connection with the transactions contemplated by this Agreement.

Section 3.24 Shared Services. Section 3.24 of the Company Group Disclosure Schedule sets forth a list of all management, administrative and corporate services and benefits provided by or on behalf of the Sellers and their Affiliates (other than the Company Group) to the Company Group, which the members of the Company Group currently receive or benefit from, including with respect to human resources, payroll and other employee matters, information technology, books and records, and compliance matters (the “Seller-Provided Services”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYERS AND THE PARENT BUYER

The Buyers and the Parent Buyer hereby represent and warrant, jointly and severally, to the Sellers:

Section 4.1 Organization and Related Matters.

(a) The Parent Buyer is a corporation, duly organized and validly existing and in good standing under the laws of the State of Delaware. The Parent Buyer has the requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. The Parent Buyer is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary under Applicable Law except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) In the event of an assignment by the Parent Buyer of its rights to purchase the Company Interests to one controlled Affiliate and its rights to purchase the GP Interests to another controlled Affiliate in accordance with Section 10.6, as of the Closing Date:

(i) Each of the Buyers is duly organized and validly existing and in good standing under the laws of the state of its incorporation or formation.

(ii) Each of the Buyers has the requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(iii) Each of the Buyers is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary under Applicable Law except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.2 Authority; No Violation.

(a) Each of the Buyers and the Parent Buyer and each of their respective Affiliates (as applicable) has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is (or will be) a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Buyers and the Parent Buyer and each of their respective Affiliates (as applicable) of this Agreement and each Ancillary Agreement to which it is (or will be) a party has been, and the consummation by each of the Buyers and the Parent Buyer and each of their respective Affiliates (as applicable) of the transactions contemplated hereby and thereby have been, duly and validly authorized and approved by all required actions on the part of such Buyer and the Parent Buyer and their respective Affiliates (as applicable). This Agreement and each of the Ancillary Agreements to which it is (or will be) a party has been (or, in the case of any such Ancillary Agreement to be executed and delivered after the date hereof, will be at or prior to the Closing) duly and validly executed and delivered by the Buyers and the Parent Buyer and each of their respective Affiliates (as applicable), and (assuming due authorization, execution and delivery by each other party hereto or thereto (as applicable)) this Agreement and each of the Ancillary Agreements to which it is (or will be) a party when so executed and delivered constitutes (or, in the case of any such Ancillary Agreement to be executed after the date hereof, will constitute), legal, valid and binding obligations of each of the Buyers and the Parent Buyer and each of their respective Affiliates (as applicable) enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

(b) Except as set forth in Section 4.3 hereof, neither the execution and delivery and performance of this Agreement and each of the Ancillary Agreements to which it is (or will be) a party, nor the consummation by either of the Buyers, the Parent Buyer or any of their respective Affiliates (as applicable) of the respective transactions contemplated hereby or thereby, nor compliance by either of the Buyers, the Parent Buyer or any of their respective Affiliates (as applicable) with any of the respective terms or provisions hereof or thereof binding upon it will, with or without the giving of notice, the termination of any grace period or both: (i) violate, conflict with, or result in a breach or default under any provision of the Organizational

Documents of the Buyers, the Parent Buyer or any of their applicable Affiliates; (ii) violate any Applicable Law; (iii) result in a violation or breach by either of the Buyers, the Parent Buyer or any of their respective Affiliates (as applicable) of, conflict with or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any material Contract to which such Buyer, the Parent Buyer or any of their applicable Affiliates is a party; or (iv) result in the creation of any Encumbrance other than Permitted Encumbrances upon its properties or assets, except, in the case of clause (iii) or (iv), for any violation, breach, conflict, default or right of termination, cancellation, payment or acceleration that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.3 Consents and Approvals. Except (a) as required under the HSR Act or (b) for the Canadian Regulatory Approvals, none of Buyer, the Parent Buyer nor any of their respective Affiliates (as applicable) is required to obtain any consent, waiver or approval of, or make any filing, declaration or registration with any Governmental Authority in connection with the execution and delivery by it of this Agreement or any Ancillary Agreement or the consummation by it of the transactions contemplated hereby or thereby.

Section 4.4 Legal Proceedings. As of the date hereof, there are no Proceedings that are pending or, to the Knowledge of the Buyers, threatened against either Buyer or any of its Affiliates or any of their respective properties, assets or businesses and (ii) there is no injunction, order, judgment or decree imposed upon either Buyer or any of its respective Affiliates, in the case of clauses (i) and (ii), that would reasonably be expected to prevent either Buyer from timely complying with its obligations hereunder.

Section 4.5 Financial Ability. The Buyers have as of the date of this Agreement, and shall have on the Closing Date, sufficient cash and cash equivalents available to enable the Buyers to consummate the transactions contemplated hereby, including making the payments contemplated under Article I.

Section 4.6 Brokers and Finders. Other than Moelis & Company, no broker, finder or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission from any Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.7 Ineligible Persons. Neither the Buyers nor any “affiliated person” (as defined in the Investment Company Act) of either Buyer is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser to a registered investment company nor is there any Proceeding pending or, to the Knowledge of the Buyers, threatened by any Governmental Authority, that would result in the ineligibility of either Buyer or any such “affiliated person” to serve as an investment adviser to a registered investment company pursuant to Section 9(a) or 9(b) of the Investment Company Act. Neither the Buyers nor any “person associated with” (as defined in the Investment Advisers Act) either Buyer is ineligible pursuant to Section 203(e) or 203(f) of the Investment Advisers Act to serve as an investment adviser or as a “person associated with” an investment adviser, nor is there any Proceeding pending or, to the Knowledge of the Buyers, threatened by any Governmental Authority that would result in the ineligibility of either Buyer or any such “person associated with” either Buyer to serve in any such capacities pursuant to Section 203(e) or 203(f) of the Investment Advisers Act.

Section 4.8 Investment Representations. Each Buyer is purchasing the Purchased Interests for its own account, for investment purposes only, and not for, with a view to, or in connection with the resale or other distribution thereof, in whole or in part. Each Buyer is either a “qualified institutional buyer” as defined by Rule 144A under the Securities Act or an “accredited investor” as defined in paragraph (1), (2) or (7) of Rule 501(a) under the Securities Act.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by the Company Group. During the period from the date of this Agreement and continuing through the Closing Date, except as contemplated by or necessary to effectuate the transactions contemplated by this Agreement, or as set forth in Section 5.1 of the Company Group Disclosure Schedule, or with the prior written consent of the Buyers (which consent, in each case, shall not be unreasonably withheld, delayed or conditioned, except in the case of Section 5.1(n), which consent shall be in the Buyers’ sole discretion) or as required by Applicable Law, each of the Company and the General Partner shall, and shall cause the other members of the Company Group to, carry on its business in all material respects in the ordinary course consistent with past practice; provided that no action or failure to take action with respect to matters specifically addressed by any of the provisions of the following sentence shall constitute a breach under this sentence unless such action or failure to take action would constitute a breach of such provision of the following sentence. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing through the Closing Date, except as contemplated by or necessary to effectuate the transactions contemplated by this Agreement, or as set forth in Section 5.1 of the Company Group Disclosure Schedule, or consented to by the Buyers (which consent, in each case, shall not be unreasonably withheld, delayed or conditioned) or as required by Applicable Law, each of the Company and the General Partner shall not, and shall cause the other members of the Company Group not to (and, solely with respect to clause (j) below, the Employer Entity shall not):

(a) amend in any material respect any of the Organizational Documents of any member of the Company Group; merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person; cause to split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any equity interests or voting interest in any member of the Company Group; make any other changes in the capital structure of any member of the Company Group; or liquidate or dissolve; provided that, for the avoidance of doubt, this Section 5.1(a) shall not restrict the formation or organization of any Subsidiary of a member of the Company Group in all material respects in the ordinary course of business;

(b) make any distribution (other than any (A) distributions by a member of the Company Group to another member of the Company Group and (B) distributions of cash or cash equivalents);

(c) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (i) any equity interests or capital stock of or other equity or voting interest in any member of the Company Group or (ii) any Equity Rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (A) any equity interests or voting interest in any member of the Company Group or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any equity or voting interest in any member of the Company Group;

(d) change in any material respect any financial accounting principle, method or practice, other than changes required by GAAP or Applicable Law;

(e) in each case, only to the extent solely related to the Company Group and as would have an adverse impact on the Buyers in a period or portion thereof that begins after the Closing: (A) make, change or revoke any Tax accounting method or Tax election (other than in all material respects in the ordinary course of business), (B) settle or compromise any Tax liability or assessment, (C) surrender any right to claim a refund of any Tax, (D) agree with any Taxing Authority to any adjustment of a Tax attribute, (E) file any amended Tax Return, (F) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under state, local or foreign Applicable Law), or (G) consent to waive or extend any statute of limitations with respect to Taxes (other than as a result of an extension of the time to file any Tax Return);

(f) incur any Indebtedness except for any transaction solely among members of the Company Group or intercompany loans subject to Section 5.13(b);

(g) make any loan or advance to any of its Affiliates, officers, or employees; provided that the foregoing shall not prohibit any member of the Company Group from making any such loan solely among members of the Company Group;

(h) sell, transfer, lease, or make any other disposition for the account of the Company Group of any assets with a fair market value exceeding $125,000 in the aggregate with respect to all of such sales, transfers, leases, and other dispositions;

(i) settle, amend, terminate, cancel, initiate, compromise, pay, discharge, satisfy or waive any rights with respect to any Proceeding;

(j) solely with respect to the Business Employees, except as required by any Benefit Plan as in effect as of the date hereof or Applicable Law, (a) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any Business Employee, (b) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any Business Employee, (c) enter into, materially amend or terminate any Benefit Plan or any arrangement that would have constituted a Benefit Plan if it had been in effect on the date of this Agreement, (d) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Benefit Plan, or (e) hire or terminate (other than for cause) any Business Employee;

(k) enter into any lease of real property, except for any renewals of existing Leases in all material respects in the ordinary course of business;

(l) acquire for the account of the Company Group any entire business or Person (including by merger or consolidation, or by purchase of assets or equity interests, in each case, in a single transaction or a series of related transactions);

(m) amend or otherwise modify any Advisory Agreement; provided that, for the avoidance of doubt, nothing in this Section 5.1 shall restrict any member of the Company Group from amending or modifying any Advisory Agreement (i) in the ordinary course of business, as long as such amendment or modification does not (A) amend the applicable fee rate, (B) introduce, amend or modify a most favored nation provision or any agreement by any member of the Company Group to cap, waive, offset, reimburse or otherwise reduce any or all fees or charges thereunder, or (C) obligate any member of the Company Group to provide a materially broader scope of services, or be subject to materially broader obligations, under such Advisory Agreement, or (ii) to modify the investment guidelines under such Advisory Agreement;

(n) enter into any Advisory Agreement that obligates a Company Group member or any of its Affiliates to guarantee the obligations or performance of the Company Group member party to such Advisory Agreement;

(o) sponsor, form, market, manage or advise any Private Fund or Public Fund other than those set forth on Section 3.8(a) of the Company Group Disclosure Schedule;

(p) enter into any Advisory Agreement with a Client (or any other Contract relating to the Company Group’s rendering of administration, distribution, shareholder servicing or similar services to such Client) that contains any most favored nation provision or any agreement by any member of the Company Group to cap, waive, offset, reimburse or otherwise reduce any or all fees or charges thereunder resulting in an effective fee rate lower than that stated in such Advisory Agreement; or

(q) enter into a Contract to do any of the foregoing.

Nothing contained in this Agreement shall give to the Buyers or the Parent Buyer, directly or indirectly, rights to control or direct the operations of members of the Company Group prior to the Closing. Prior to the Closing, the members of the Company Group shall, consistent with the terms and conditions of this Agreement, have complete control and supervision of their operations. Section 5.1A of the Company Group Disclosure Schedule is hereby incorporated herein by reference.

Section 5.2 Client Consents.

(a) The Company shall use its reasonable best efforts to obtain, or to cause to be obtained, (i) the necessary approval of the Public Fund Board and (ii) (A) in the case of each Public Fund designated in Section 3.8(a) of the Company Group Disclosure Schedule as having “Manager of Managers Relief,” the approval of the principal investment adviser to such Public Fund, or (B) in the case of each Public Fund not so designated, the approval of the shareholders of such Public Fund, in each case in accordance with the provisions of Section 15 of the Investment Company Act applicable thereto and any applicable SEC exemptive orders, of a new Advisory Agreement relating to such Public Fund, with such agreement becoming effective immediately following the Closing and containing material terms that are, taken as a whole, substantially similar to the terms of the applicable existing Advisory Agreement with such Public Fund. In the event that the approval of the shareholders of a Public Fund (if such shareholder approval is required under the Investment Company Act and applicable SEC exemptive orders) of the applicable new Advisory Agreement described in the foregoing sentences is not obtained prior to the Closing, the Company may request the Public Fund Board of each such Public Fund to approve, in conformity with Rule 15a-4 under the Investment Company Act, an interim Advisory Agreement relating to such Public Fund, with such agreement becoming effective immediately following the Closing and containing material terms that are, taken as a whole, substantially similar to the terms of the applicable existing Advisory Agreement with such Public Fund (except for changes thereto to the extent necessary to comply with Rule 15a-4 under the Investment Company Act). The parties agree that approval for a particular Public Fund (each, a “Public Fund Approval”) shall be deemed given for all purposes under this Agreement (including for the purposes of Section 6.1(c)) if (x) a new Advisory Agreement relating to such Public Fund has been approved by the Public Fund Board and (in the case of a Public Fund described in clause (ii)(A) of this Section 5.2(a)) the principal investment adviser to such Public Fund or (in the case of a Public Fund described in clause (ii)(B) of this Section 5.2(a)) the shareholders of such Public Fund or (y) an interim Advisory Agreement relating to such Public Fund has been approved, in each case in accordance with this Section 5.2(a), unless prior to the Closing the applicable Public Fund Board notifies the applicable member of the Company Group in writing that the Public Fund has terminated its Advisory Agreement (and such notice is not withdrawn).

(b) The Company shall use its reasonable best efforts to obtain, or to cause to be obtained, the approval of the new Advisory Agreement for the Logan Circle Partners Core Plus Fund (“Core Plus Fund”) described in Section 5.2(a) by the shareholders of such Fund. Each Seller that beneficially owns any shares in the Core Plus Fund shall, and shall cause its Affiliates to, vote to approve such new Advisory Agreement, and neither Seller may redeem, and each Seller shall cause its Affiliates not to redeem, its shares of the Core Plus Fund prior to any such vote. Promptly following such vote, and in any event no later than 10 Business Days following the Closing, the Company Buyer shall cause all of the shares of the Core Plus Fund held by the Sellers and their Affiliates to be redeemed in full, in cash, in accordance with the terms of the Core Plus Fund.

(c) Within five Business Days after the date hereof, the Company shall send to each Separate Account Client a notice substantially in the form attached hereto as Schedule F, requesting that such Separate Account Client consent in writing to the “assignment” (as defined in the Investment Advisers Act) of its Advisory Agreement resulting from the consummation of the transactions contemplated hereby and, in the case of a Separate Account Client that is Negative Consent Eligible, stating that such Client’s consent will be deemed given if such Client does not object by the means and within the period specified in such notice (a “Separate Account Client Consent Request Notice”). If a particular Separate Account Client does not respond to the applicable initial Separate Account Client Consent Request Notice within 30 days of the sending of such notice, the Company shall send a second Separate Account Client Consent Request

Notice to such Client. The parties agree that consent of a particular Separate Account Client (each, a “Separate Account Client Consent”) shall be deemed obtained for all purposes under this Agreement (including for the purposes of Section 6.1(c)) if the written consent requested in the applicable Separate Account Client Consent Request Notice(s) has been received by the Company Group or, in the case of an Advisory Agreement that is Negative Consent Eligible, such Client does not object by the means and within the period specified in the applicable Separate Account Client Consent Request Notice(s) (a “Separate Account Negative Consent Period”) and continues to accept investment advisory services from the Company Group during the applicable Separate Account Negative Consent Period; provided that no Separate Account Client shall be deemed to have given consent for any purpose under this Agreement if at any time prior to the Closing such Separate Account Client notifies the Company Group orally or in writing that such Separate Account Client has not so consented or has terminated, or intends to terminate, its Advisory Agreement or intends to withdraw all of its assets under management by the Company Group (and such notice is not withdrawn or superseded).

(d) The Company shall use its reasonable best efforts to obtain, or to cause to be obtained, consents from or in respect of each Private Fund to the “assignment” (as defined in the Investment Advisers Act) of its Advisory Agreement resulting from the consummation of the transactions contemplated hereby if and to the extent required by the terms of such Advisory Agreement, its Organizational Documents and/or Applicable Law, in accordance with the terms of such Advisory Agreement, Organizational Documents and Applicable Law, which efforts shall be deemed satisfied (unless the applicable Advisory Agreement or Organizational Documents require otherwise, in which case the terms of this covenant shall be adjusted to reflect such requirement(s)) upon the sending to such Private Fund, or, if such Private Fund is a Sponsored Private Fund or Private-Label Private Fund, to each investor in such Private Fund (or, in the case of a Private Fund set forth in Section 5.2(d) of the Company Group Disclosure Schedule, to the applicable consent party set forth on such schedule), of two notices substantially in the form attached hereto as Schedule G (each, a “Private Fund Consent Request Notice”), the first at least 45 days prior to the Closing Date and the second, if applicable, approximately 30 days after the first, informing such Private Fund or such investor (as applicable) of the transactions contemplated hereby and requesting the appropriate consent to the assignment of such Advisory Agreement. The parties agree that consent from or in respect of a particular Private Fund (each, a “Private Fund Consent”) shall be deemed obtained for all purposes under this Agreement (including for the purposes of Section 6.1(c)) if (x) the consent requested in the applicable Private Fund Consent Request Notice(s) has been received by the Company Group from such Private Fund (or, if such Private Fund is a Sponsored Private Fund or Private-Label Private Fund, a majority-in-interest of the investors (or other greater applicable percentage specified in the Advisory Agreement, Organizational Documents and/or Applicable Law) in such Private Fund who are not Affiliates or employees of the Company Group or its Affiliates (or, if each of the investors in such Private Fund is an Affiliate or employee of the Company Group or its Affiliates, then a majority-in-interest of such investors)), (y) in the case of an Advisory Agreement that is Negative Consent Eligible, such Private Fund or, if such Private Fund is a Sponsored Private Fund or Private-Label Private Fund, a majority-in-interest of the investors (or other greater applicable percentage specified in the Advisory Agreement, Organizational Documents and/or Applicable Law) in such Private Fund who are not Affiliates or employees of the Company Group or its Affiliates (or, if each of the investors in such Private Fund is an Affiliate or employee of the Company Group or its Affiliates, then a majority-in-interest of such investors (or other greater applicable percentage specified in the Advisory Agreement, Organizational Documents and/or Applicable Law)) does not object by the means and within the period specified in such Private Fund Consent Request Notice(s) (a “Private Fund Negative Consent Period”), or (z) in the case of each Private Fund set forth in Section 5.2(d) of the Company Group Disclosure Schedule, the consent has been given in the manner specified in Section 5.2(d) of the Company Group Disclosure Schedule. To the extent that the consent of any Affiliate of any member of the Company Group is required for the “assignment” (as defined in the Investment Advisers Act) of the Advisory Agreements resulting from the consummation of the transactions contemplated by Section 1.1(a) with respect to any Private Fund, the Company shall cause such Affiliates to provide such consent as promptly as practicable after the date of this Agreement.

(e) The Company shall take reasonable steps to keep the Buyers reasonably informed of the status of the Company’s efforts to obtain the Client Consents to be requested under this Section 5.2. The Buyers shall have the reasonable opportunity to review drafts of any proxy solicitation and other consent request materials (including the Separate Account Client Consent Request Notices and the Private Fund Consent Request Notices) contemplated by this Section 5.2 in advance of dissemination of such materials to the applicable recipients thereof, and shall have their reasonable comments to such drafts reviewed in good faith prior to such dissemination. Each of the Buyers and Parent Buyer shall reasonably cooperate with the Company Group in connection with the obtaining of Client Consents under this Section 5.2. The Company shall provide the Buyers with (i) within two Business Days following the 1st and 15th day of each month, copies of all written Client Consents received on or prior to such 1st or 15th day of such month (as applicable) and not previously provided to the Buyers and (ii) such documentation and other evidence as the Buyers reasonably request to confirm that the requisite Client Consents have been obtained for purposes of this Agreement.

(f) Prior to the Closing, without the prior written consent of the Company, none of the Buyers and their Affiliates or their respective employees, directors, officers or agents shall, directly or indirectly, contact or communicate with any Client, any investor in a Client, any Affiliate of a Client or any such investor (including any member of the board of directors or trustees of any Fund) or any consultant to or representative of a Client or any such investor or any similar Person in connection with the transactions contemplated by this Agreement. The Buyers shall give prompt notice to the Company of any inquiry or other communication received by a Buyer or any Affiliate thereof from any Client, any investor in a Client, any Affiliate of a Client or any such investor (including any member of the board of directors or trustees of any Fund) or any consultant to or representative of any Client or any such investor or any similar Person regarding the transactions contemplated by this Agreement.

Section 5.3 Pre-Closing Access.

(a) Between the date of this Agreement and the Closing, the Company and the General Partner shall provide such access to the Buyers and their respective representatives, employees and agents to all information and data relating to the Company Group, including the books and records of the Company Group, and such other information, Contracts, documents and properties of or relating to the Company Group, employees, operations and assets of the Company Group, or otherwise relating to the financial and legal condition of the Company

Group, as is reasonably requested in connection with this Agreement and the Ancillary Agreements and the transactions contemplated in connection herewith and therewith, subject to compliance with Applicable Law. Such review shall occur only during normal business hours upon reasonable advance notice by either Buyer to the Company and shall be conducted in a manner that does not unreasonably interfere with the operations of the Company Group. Notwithstanding the foregoing provisions of this Section 5.3(a), neither the Company nor the General Partner shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to: (i) violate the terms of any duty of confidentiality owed to any Person (whether such duty arises contractually, statutorily or otherwise) or any Contract with a third party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure or develop an alternative method of providing such information to the requesting Buyer); (ii) waive or jeopardize any privileges, including any attorney-client privilege, or any work product protection (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a reasonable claim that such privilege or protection would be waived or lost pursuant to such access or disclosure, or develop an alternative method of providing such information to a Buyer); (iii) violate any Applicable Law or fiduciary duty; (iv) require access to competitively or commercially sensitive information or information relating to the analysis or consideration of the transactions contemplated hereby by the Sellers and their Affiliates or the valuation of the Company Group by the Sellers and their Affiliates; (v) share any information which constitutes trade secrets or other proprietary information; or (vi) cause competitive harm to the Sellers or any member of the Company Group if the transactions contemplated hereby are not consummated. For the avoidance of doubt, nothing contained herein shall limit the rights of the Company or the General Partner prior to the Closing to have full and unlimited access to all aspects of the Company Group’s assets, facilities, contracts, business, operations and all other matters relating to the Company Group. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to either Buyer pursuant to this Section 5.3 to the extent such access or information is reasonably relevant or pertinent to any litigation where the Company or any of its Affiliates, on the one hand, and either Buyer or any of its Affiliates, on the other hand, are adverse parties.

(b) All requests for information made pursuant to Section 5.3(a) shall be directed to such person or persons as shall be designated in writing by the Sellers. Notwithstanding any provision of this Agreement, none of the Buyers, Parent Buyer or the Affiliates of the Buyers or Parent Buyer, or their respective employees, directors, officers or agents shall, directly or indirectly, contact any officer, director, employee, agent, customer, supplier, regulator or other counterparty or representative of any member of the Company Group without the prior approval of such designated person(s). None of the auditors and independent accountants of any member of the Company Group shall be obligated to make any work papers available to any Person under this Agreement unless and until such person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants.

Section 5.4 Post-Closing Access; Post-Closing Retention of Records; Etc.(a) Until the seventh anniversary of the Closing Date, the Buyers shall, and the Parent Buyer shall cause its Affiliates to, upon reasonable advance notice by the Sellers or their Affiliates to the Buyers, and the Sellers shall, and shall cause their Affiliates to, upon reasonable advance notice by the Buyers and their Affiliates to the Sellers:

(i) provide to the Sellers and the Buyers, respectively, and their respective Affiliates and their respective representatives reasonable access to the properties, information, data, books, records (including access to Company Books and Records to the extent not delivered or migrated to the Company pursuant to Section 5.20), employees and auditors of the Company Group or the Sellers and their Affiliates, as applicable, to the extent (A) relating to the business and operations of the Company Group with respect to any pre-Closing period or matter occurring prior to the Closing or (B) relating to the business and operations of the Company Group and reasonably requested by the Sellers or the Buyers, as applicable, to comply with any reporting or regulatory requirements of the Sellers or the Buyers, as applicable, or any of their respective Affiliates (including, in each case of this clause (i), in connection with any Proceeding arising out of any business or operations of the Company Group in which the Sellers or the Buyers, as applicable, or any of their respective Affiliates may from time to time be involved, other than with respect to Proceedings involving disputes between the Buyers, on the one hand, and the Sellers, on the other hand); provided that such access does not interfere with the operations of the Company Group or the Sellers and their Affiliates, as applicable;

(ii) during normal business hours, permit the Sellers and the Buyers, as applicable, and their respective Affiliates and their respective representatives to make such copies and inspections of any such information, data, books and records in respect of the business and operations of the Company Group as any of them may reasonably request; provided that such copying and inspections do not interfere with the operations of the Company Group or the Sellers and their Affiliates, as applicable;

(iii) during normal business hours, make available to the Sellers and the Buyers, as applicable, and their respective Affiliates and their respective representatives, the officers, employees and representatives of the Company Group or the Sellers and their Affiliates, as applicable, to provide reasonable assistance and co-operation in the review of information described in this Section 5.4(a); provided that such availability would not interfere with the operations of the Company Group or the Sellers and their Affiliates, as applicable; and

(iv) cooperate with the Sellers and the Buyers, as applicable, and their respective Affiliates and their respective representatives, including by furnishing such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals and make available their respective employees as witnesses, to the extent reasonably necessary or appropriate in connection with any Proceeding arising out of any business or operations of the Company Group in which the Sellers or the Buyers, as applicable, or any of their respective Affiliates are or may from time to time be involved, other than with respect to Proceedings involving disputes between the Buyers, on the one hand, and the Sellers or their Affiliates, on the other hand; provided that such cooperation would not interfere with the operations of the Company Group or the Sellers and their Affiliates, as applicable;

provided that the Sellers shall be responsible for any out-of-pocket costs and expenses reasonably incurred by the Buyers and their Affiliates and the Buyers shall be responsible for any out-of-pocket costs and expenses reasonably incurred by the Sellers and their Affiliates, in each case in connection with their compliance with this Section 5.4(a).

(b) Notwithstanding the foregoing provisions of Section 5.4(a), the limitations on access and disclosure set forth in the third sentence of Section 5.3(a) shall apply equally to Section 5.4(a), mutatis mutandis.

(c) Following the Closing, the Buyers shall cause the Company Group to retain complete and correct originals or copies of the books and records and other information and data, including personnel records, of the Company Group and its business and operations with respect to pre-Closing periods in accordance with the document retention policies of the Buyers and their Affiliates, but in no event for less than so long as required by Applicable Law.

Section 5.5 Confidentiality and Announcements.

(a) The parties agree to be bound by and comply with the Confidentiality Agreement, the provisions of which are hereby incorporated herein by reference. The parties further agree that, upon the occurrence of the Closing, the Confidentiality Agreement and the first sentence of this Section 5.5(a) shall automatically terminate and cease to be of further effect with respect to information relating solely to the Company Group (but all other information provided to the Buyers and their Affiliates by the Sellers and their Affiliates (including the Company Group) prior to the Closing shall remain subject to the terms and conditions of the Confidentiality Agreement from and after the Closing, which the parties agree (on behalf of themselves and their respective Affiliates party thereto, as applicable) shall automatically be deemed amended, effective upon the occurrence of the Closing, to extend the term thereof for a period of two years from the Closing Date with respect to all such information not solely relating to the Company Group and which shall, as so amended, remain incorporated by reference herein).

(b) For a period of two years following the Closing, except as otherwise permitted or required by this Agreement or any Ancillary Agreement, the Sellers and their Affiliates shall keep confidential all non-public, confidential information of the Company Group, by using the same degree of care to prevent the unauthorized disclosure of such information as they had used prior to the date hereof; provided that disclosure of any such information shall be permitted to the extent requested or required pursuant to legal process (by interrogatories, subpoena, civil investigative demand or similar process) or Applicable Law; provided, further, that in the event of any such disclosure, the disclosing party shall use its reasonable best efforts to preserve the confidentiality of the non-public, confidential information so disclosed, including by cooperating with the Company Group in attempting to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public, confidential information. Notwithstanding the foregoing, this Section 5.5(b) shall not restrict the disclosure of any information (i) that, as determined by the Sellers in their reasonable discretion, (A) is or becomes generally available to the public, other than by reason of the breach of this Section 5.5(b), (B) is obtained by the Sellers and their Affiliates from any third party not known by the recipient to be subject to a confidentiality obligation to the Company Group or (C) is, after the Closing, independently developed by the Sellers and their Affiliates without reference to any non-public, confidential information of the Company Group otherwise subject to this Section 5.5(b), (ii) to the Sellers and their Affiliates, and their respective directors, officers, managers, partners, employees, attorneys, accountants, financial advisors and other representatives (including SoftBank Group Corp., any Applicable Investor (as defined in the Foundation Merger Agreement) and their respective directors, officers, managers, partners, employees, attorneys, accountants, financial advisors and other representatives) who need to know such information and who agree to maintain such information in confidence in a manner consistent with this Section 5.5(b), or (iii) for purposes of (A) financial reporting under Applicable Law or applicable accounting standards or (B) enforcement of the rights of the Sellers and their Affiliates under this Agreement or any Ancillary Agreement or in connection with any dispute thereunder.

(c) Notwithstanding Sections 5.5(a) and (b), prior to the Closing, the parties hereto shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement or the transactions contemplated hereby, and no such press release or other public disclosure shall be made by any party hereto without the consent of the other parties hereto, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that notwithstanding anything to the contrary herein or in the Confidentiality Agreement, (i) any party may make such disclosure to the extent required by Applicable Law, based on advice of counsel, after using its reasonable best efforts under the circumstances to consult with the other parties prior to such disclosure and considering in good faith the suggestions of such other parties with respect thereto, (ii) Fortress Parent and Affiliates of the Buyers may make such disclosure as it reasonably deems appropriate in its filings with the Securities and Exchange Commission and SoftBank Group Corp. may make such disclosure as it reasonably deems appropriate in its filings with the Tokyo Stock Exchange (provided that in the event any such disclosure is required by SoftBank Group Corp., Fortress Parent shall use its commercially reasonable efforts to cause SoftBank Group Corp. to seek confidential treatment (to the extent reasonably available) of any non-public information) and (iii) any party may make such other public announcements as are substantially identical to prior public statements made in accordance with this Section 5.5(c).

(d) Notwithstanding anything to the contrary in this Agreement, (i) the Sellers and their Affiliates shall not be restricted from making (and shall not be required to notify any Person, including the Buyers and their Affiliates, in connection with) any disclosure to any Governmental Authority in the course of any routine examination or inspection by such Governmental Authority that is not targeted at the Company Group or the transactions contemplated hereby or by any Ancillary Agreement and (ii) the Buyers acknowledge that the Sellers and their Affiliates include financial institutions that engage in a broad range of financial activities (including trading activity, merger and acquisition, and securities transactions) and, subject to applicable Securities Laws, nothing in this Agreement shall be deemed to restrict the ability of the Sellers and their Affiliates to engage in ordinary course activities, including ordinary trading, asset management, asset backed lending, investment banking, financing, capital markets, loan origination, research and arbitrage activities; provided that prior to the Closing (and then solely to the extent constituting an activity of the Company Group) such activity is conducted in accordance with Section 5.1.

Section 5.6 Efforts; Regulatory Matters.

(a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the parties hereto shall (subject to each of the limitations set forth in this Section 5.6) use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and assist and cooperate with other parties and with each other in order to do all things necessary, proper or advisable (subject to Applicable Law) to consummate and make effective the Closing and the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable (and to refrain from taking any action that would reasonably be expected to delay, impair or impede the Closing), including but not limited to preparing and filing (on a confidential basis if permitted by Applicable Law and Governmental Authorities and reasonably requested by any of the other parties) all necessary documentation to effect (on a confidential basis if permitted by Applicable Law and Governmental Authorities and reasonably requested by any of the other parties) all applications, notices, petitions and filings and to obtain all approvals, consents, waivers and authorizations that are necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including the Canadian Regulatory Approvals. For the avoidance of doubt, the parties hereto shall make or have made (i) any applicable premerger notification and report form filing under the HSR Act within ten Business Days hereof and the filing parties shall request early termination of the applicable HSR Act waiting period, and (ii) all filings in respect of the Canadian Regulatory Approvals as promptly as practicable, but in no event later than ten Business Days, following the date that the Buyers and their Affiliates provide all information required for such Canadian Regulatory Approval filings. The parties hereto agree to take all reasonable steps necessary or advisable to satisfy any conditions or requirements imposed by any Governmental Authority in connection with any such applications, notices, petitions and filings or approvals, consents, waivers and authorizations or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. The parties agree, and shall cause their applicable Affiliates, to provide, promptly after the date hereof, all information reasonably required for inclusion in any application or filing contemplated hereby. The parties hereto will have the right to review in advance, and will consult with the other parties on, all the information relating to the Company Group or any of its Affiliates, or the Buyers and their Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and each party will consider in good faith the suggestions of the other parties with respect to any such filings and written materials. The parties hereto agree that they will consult with each other with respect to the obtaining of all applications, notices, petitions and filings or approvals, consents, waivers and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and that each party will keep the other parties apprised in a timely manner of the status of matters relating to completion of the transactions contemplated herein and therein. The Sellers and the Buyers shall share equally the filing fees associated with any applicable premerger notification and report form filing required under the HSR Act and any filings required under any foreign investment or competition law.

(b) Without limiting the generality of the Buyers’ undertaking pursuant to Section 5.6(a), each of the Buyers shall use its reasonable best efforts and take any and all steps necessary or advisable to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Applicable Law or in connection with any other legal requirement, that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated hereby as promptly as practicable, and in any event prior to the Termination Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, license, divestiture, winding-up or disposition of such of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of delaying in any material respect or preventing the consummation of the transactions contemplated hereby. In addition, each of the Buyers shall use its best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Termination Date; provided, however, that such litigation in no way limits the obligation of either Buyer to use its best efforts, and to take any and all steps necessary to eliminate each and every impediment under Applicable Law to close the transactions contemplated hereby prior to the Termination Date.

For the avoidance of doubt, this Section 5.6 shall not apply to the parties’ rights and obligations regarding Client approvals and consents in connection with the transactions contemplated hereby (which rights and obligations are governed by Section 5.2).

Section 5.7 Insurance. The Company and the General Partner shall use reasonable best efforts to maintain in effect until the Closing Date (and the Company Group will pay all premiums due thereon), the insurance policies and fidelity bonds listed on Section 3.18 of the Company Group Disclosure Schedule, or use reasonable best efforts to procure comparable replacement policies and bonds (or such replacement coverage as is obtainable) and maintain such policies and bonds in effect until the Closing. From and after the Closing, the Company Group and the Funds shall cease to be insured by any insurance policy or bond held by Sellers or their Affiliates (other than a member of the Company Group), or by any of their self-insured programs, and neither the Buyers nor any Affiliate thereof (including, after the Closing, the Company Group) nor the Funds shall have any access, right, title or interest to or in any such insurance policy, bond or self-insured program (including all claims and rights to make claims and all rights to proceeds) to cover the Company Group or any Fund for any loss arising from the operation and activities of the Company Group or any Fund. From and after the Closing, the Buyers shall be responsible for all insurance and bonds necessary or appropriate for the operation and activities of the Company Group and the Funds. The Buyers agree not to seek to assert or to exercise any other rights or claims of the Company Group or any Fund thereof under or in respect of any past or current insurance policy, bond or self-insurance program of Sellers and their Affiliates thereof under which the Company Group or any Fund thereof was or is insured, except in connection with the insurance coverage required by Section 5.18(c).

Section 5.8 Expenses. The Sellers shall bear and pay the fees, costs and expenses (including any fees, costs and expenses of legal counsel, accountants, financial advisors and other representatives) incurred by them and their Affiliates (including any such out-of-pocket fees, costs and expenses incurred by members of the Company Group prior to the Closing) in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, provided that (a) the Buyers shall bear and pay all fees, costs and expenses of legal counsel, accountants, financial advisors and other representatives, and the proxy solicitation, printing and mailing costs, if any, relating to obtaining the consents in respect of Public Funds contemplated by Section 5.2(a) and (b) the Sellers and the Buyers shall share equally the costs and expenses incurred (i) in order to obtain consent to (1) the assignment of any Contract (other than an Advisory Agreement) that is assigned, and (2) the change of control of the Company as required by any Contract (other than an Advisory Agreement), in each case by operation of the consummation of the transactions contemplated hereby, or (ii) as a result of the early termination (if any) by the Company Group of the Contract set forth in Section 5.8 of the Company Group Disclosure Schedule. The Buyers shall bear the fees, costs and expenses (including any fees, costs and expenses of legal counsel, accountants, financial advisors and other representatives) incurred by them and their Affiliates (including any such fees, costs and expenses incurred by members of the Company Group following the Closing) in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

Section 5.9 Further Assurances. Each party to this Agreement shall, and shall cause its Controlled Affiliates to, at the request of any other party, at any time and from time to time following the Closing Date, execute and deliver to the requesting party such further instruments and take such other actions as may be reasonably necessary or appropriate in order to confirm and assure the rights of the parties hereunder and under the Ancillary Agreements, or otherwise to carry out the provisions of this Agreement and the Ancillary Agreements.

Section 5.10 Ancillary Agreements. At or prior to the Closing, each of the parties hereto shall execute and deliver (and, if applicable, cause their relevant Affiliate party thereto to execute and deliver) to the other parties (to the extent not executed and delivered at or prior to the execution hereof) each of the Ancillary Agreements to which it is to be a party pursuant hereto.

Section 5.11 Employees; Employee Benefits.

(a) Not later than 30 days prior to the anticipated Closing Date, the Company Buyer shall, or shall cause one of its Affiliates to, make a written offer of employment to each Business Employee to become employed by the Company Buyer or one of its Affiliates as of the Closing in accordance with the terms and conditions set forth in this Section 5.11, conditioned upon such Business Employee satisfactorily completing the Company Buyer’s customary onboarding process and standards. Each such Business Employee who accepts such offer of employment and commences employment with the Company Buyer or one of its Affiliates as of the Closing is referred to in this Agreement as a “Transferred Employee.” Subject to any requirements under Applicable Law, each Transferred Employee shall cease to participate in the Benefit Plans effective as of the Closing. For the avoidance of doubt, unless otherwise stated or provided, no Business Employee will be deemed a Transferred Employee or an employee of the Company Buyer or one of its Affiliates until the Closing.

(b) Notwithstanding anything set forth in Section 5.11(a) to the contrary, and subject to Applicable Law, the Company Buyer shall, or shall cause one of its Affiliates to, make a written offer of employment to each Business Employee who is on an approved leave of absence or receiving income replacement benefits under a Benefit Plan that is a short- or long-term disability plan as of immediately prior to the Closing (each, a “Delayed Transfer Employee”), and who returns to active service and is able to perform the essential functions of the position with or without reasonable accommodation within six months after the Closing Date, effective upon such date as the Company Buyer or one of its Affiliates, as applicable, shall determine, and conditioned upon such Business Employee satisfactorily completing the Company Buyer’s customary onboarding process and standards. Each Delayed Transfer Employee who accepts such offer shall become a Transferred Employee on such date as the Delayed Transfer Employee is eligible to return to active service and commences employment with the Company Buyer or one of its Affiliates, as applicable (such Delayed Transfer Employee’s “Transfer Date”). With respect to each Business Employee who becomes employed by the Company Buyer or one of its Affiliates pursuant to Section 5.11(a), such Business Employee’s Transfer Date shall be the Closing Date.

(c) The written offer of employment made to each Business Employee pursuant to either Section 5.11(a) or (b), shall be made on terms and conditions that, if the offer is declined by the Business Employee, the Business Employee shall not have suffered an “employment loss” for purposes of the Worker Adjustment and Retraining Notification Act or any similar state or local law. The Company Buyer shall provide the document substantially in the form attached as Schedule H hereto to each Business Employee at the same time as it provides the written offer of employment in accordance with this Section 5.11(c).

(d) For a period commencing on the Closing Date and ending on the earlier of the first anniversary of the Closing Date and the date of termination of the Transferred Employee’s employment with the Company Buyer and its Affiliates, the Company Buyer shall, or shall cause one of its Affiliates to, provide each Transferred Employee with (i) a base salary or hourly wage rate and annual incentive compensation opportunity that are in the aggregate no less favorable than the aggregate base salary or hourly wage rate and annual incentive compensation opportunity (excluding, for the avoidance of doubt, any incentive compensation opportunity under the LTIP) provided to the Transferred Employee by the Employer Entity immediately prior to the Closing, and (ii) employee benefits that are substantially similar in the aggregate than the employee benefits provided to similarly situated employees of the Company Buyer or its Affiliates, as applicable.

(e) The Company Buyer shall, or shall cause one of its Affiliates to, provide each Transferred Employee with full credit for such Transferred Employee’s service with the Employer Entity and its Affiliates (and their respective predecessors) prior to the Closing for purposes of (i) eligibility to participate in any benefit plan sponsored or maintained by the Company Buyer (each, a “Buyer Plan”) in which such Transferred Employee would otherwise be required to complete a specified amount of service with the Company Buyer prior to participation and (ii) the determination of the level of benefits under a Buyer Plan for purposes of vacation and the calculation of severance pay, but not including long-term incentive awards, retirement benefits pursuant to any defined benefit retirement plan or post-employment medical or non-medical insurance coverage; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. With respect to each Buyer Plan that is a health or welfare plan, the Company Buyer shall, or shall cause one of its

Affiliates to, (i) waive any limitation on health and welfare coverage of such Transferred Employees due to pre-existing conditions, waiting periods, active employment requirements and requirements to show evidence of good health and (ii) allow for each such Transferred Employee to apply all deductible payments, co-payments and co-insurance paid by such Transferred Employee under any Benefit Plan prior to the Closing during the year in which the Closing occurs for the purpose of determining the extent to which any such Transferred Employee has satisfied any applicable deductible and whether such Transferred Employee has reached the out-of-pocket maximum for such year.

(f) Effective as of the Closing, and subject, for the avoidance of doubt, to Section 5.11(l), the Company Buyer shall, or shall cause one of its Affiliates to, have in effect a tax-qualified defined contribution retirement plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code in which each Transferred Employee shall be eligible to participate (the “Buyer 401(k) Plan”). The Company Buyer shall, or shall cause one of its Affiliates to, permit each Transferred Employee to effect a direct rollover (as described in Section 401(a)(31) of the Code and including the in-kind rollover of notes evidencing loans) of such Transferred Employee’s balance (including after-tax employee contributions) under the Employer Entity’s Profit Sharing Plan & Trust (the “Employer Entity 401(k) Plan”) to the Buyer 401(k) Plan at any time on or after Closing. The Company Buyer and the Employer Entity shall cooperate to take any and all commercially reasonable actions needed to permit each Transferred Employee with an outstanding loan balance under the Employer Entity 401(k) Plan as of the Closing to continue to make scheduled loan payments to the Employer Entity 401(k) Plan after the Closing, pending the distribution and in-kind rollover of the notes evidencing such loans from the Employer Entity 401(k) Plan to the Buyer 401(k) Plan so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.

(g) Effective as of the Closing, the Company Buyer shall, or shall cause one of its Affiliates to, have in effect a flexible spending account plan in which the Transferred Employees shall be eligible to participate (the “Buyer FSA Plan”). The Buyer FSA Plan shall have terms and conditions that are no less favorable in the aggregate than those set forth in the medical and dependent care account plans sponsored by the Employer Entity in which the Transferred Employee participated immediately prior to the Closing (each, an “Employer Entity FSA Plan”). All reimbursable expenses incurred by a Transferred Employee prior to the Closing must be submitted to the applicable Employer Entity FSA Plan, and the Buyer FSA Plan shall not be liable for any such expenses incurred prior to the Closing.

(h) The Sellers shall retain or assume and be solely responsible for any and all liabilities, whether known or unknown, relating to the employment, service or termination of employment or services of the Business Employees, Former Employees and any independent contractors who are individuals who provide or provided services to the Sellers, the Company Group or their respective Affiliates, including any and all liabilities relating to the Sellers’, the Company Group’s or their respective Affiliates’ provision of compensation and benefits to such Persons, in each case arising prior to the applicable Business Employee’s transfer of employment from the Employer Entity to the Company Buyer and its Affiliates (or, in the case of any Person who does not become a Transferred Employee, arising at any time) and including, for the avoidance of doubt, any liabilities arising from the termination of any Business Employee’s employment with the Employer Entity in connection with the consummation of the transactions contemplated by this Agreement and any liabilities arising from any Benefit Plan. Effective as of each Transferred Employee’s transfer of employment from the Employer Entity to the Company Buyer and its Affiliates, the Company Buyer and its Affiliates shall be solely responsible for any and all liabilities arising from such Transferred Employee’s employment with the Company Buyer and its Affiliates.

(i) Effective as of immediately prior to the Closing, pursuant to Section 8(b) of the LTIP, the LTIP shall terminate and the Sellers shall take any and all steps necessary or advisable to effect such termination. The Sellers shall retain or assume and be solely responsible for any and all liabilities relating to the LTIP.

(j) The Company Buyer shall, or shall cause one of its Affiliates to, establish a plan effective as of the Closing pursuant to which incentive compensation awards with a total value equal to the Aggregate Buyer Payment Plan Amount shall be granted, subject in all cases to eligibility, vesting, forfeiture and settlement pursuant to the terms and conditions of Schedule I hereto to the individuals identified in Schedule I hereto who become Transferred Employees (the “Buyer Payment Plan”). The receipt by any participant in the Buyer Payment Plan of any portion of the award thereunder that is payable in connection with the Closing shall be conditioned upon such participant’s execution and non-revocation of an effective general release of any and all claims that such participant may have with respect to the Employer Entity and its Affiliates and the Company Buyer and its Affiliates.

(k) The Buyers, the Company and the Employer Entity shall reasonably cooperate after the date hereof to effectuate the provisions in this Section 5.11.

(l) Nothing contained herein shall be construed as requiring the Company Buyer or any of its Affiliates to continue the employment of any specific individual. The provisions of this Section 5.11 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to employees prior to or following the Closing, (ii) confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.11) under or by reason of any provision of this Agreement, or (iii) except as required by this Section 5.11, prohibit or restrict the Company Buyer or any of its Affiliates from terminating any employee benefit plan or other arrangement providing for the compensation or benefits or other terms or conditions of employment of any Transferred Employee or other employee at any time.

(m) Annex E to the Company Group Disclosure Schedule is hereby incorporated herein by reference.

Section 5.12 Notification of Certain Matters. Each of the Sellers and members of the Company Group, on the one hand, and the Buyers, on the other hand, shall, promptly upon becoming aware thereof, give written notice to the other of any fact, event or circumstance known to it that has resulted in, or would be reasonably likely to result in any condition to such other party’s obligations set forth in Article VI to fail to be satisfied, at any time from the date hereof to the Closing Date.

Section 5.13 Termination of Affiliate Agreements; Cancellation of Intercompany Receivables.

(a) Except as set forth in Section 5.13 of the Company Group Disclosure Schedule, at or prior to the Closing, the Sellers shall, and the Company and the General Partner shall, and shall cause all members of the Company Group to, terminate each of the Affiliate Agreements.

(b) Except as set forth in Section 5.13 of the Company Group Disclosure Schedule, at or prior to the Closing, all intercompany receivables, payables and loans between any member of the Company Group, on the one hand, and the Sellers and their Affiliates (other than the Company Group), on the other hand, shall be settled, paid or, to the extent permitted by Applicable Law, otherwise terminated or cancelled, with the result that there shall not be any intercompany receivables, payables or loans between any member of the Company Group, on the one hand, and the Sellers and their Affiliates (other than the Company Group), on the other hand, after the Closing.

Section 5.14 Release of Guarantees. Section 5.14 of the Company Group Disclosure Schedule sets forth all obligations of the Sellers and their Affiliates (other than the Company Group) under, all guarantees, clawback arrangements, keepwells, letters of credit, indemnity or contribution agreements, support agreements, comfort letters, insurance surety bonds or other contingent obligations in favor of any member of the Company Group (collectively, the “Seller Guarantees”) as of the date hereof. The Buyers shall use reasonable best efforts to obtain, on or prior to the Closing, the termination of, and full release of the Sellers and their Affiliates (other than the Company Group) from all Seller Guarantees. Such efforts shall include an offer by the Buyers and/or Parent Buyer (or with the Sellers’ written consent by an Affiliate of the Buyers or by other Persons) to replace or substitute its own obligations for those of the Sellers and their Affiliates (other than any member of the Company Group) under each Seller Guarantee on terms no less favorable to the applicable counter party than apply to the Sellers and their Affiliates (other than the Company Group). Following the Closing, if such replacement or substitution has not been obtained in respect of a particular Seller Guarantee, the Buyers shall cause the applicable members of the Company Group to terminate (if terminable) or otherwise cause to be extinguished any Contract or other obligation guaranteed or otherwise supported by such Seller Guarantee. From and after the Closing, the Buyers, the Parent Buyer and the Company shall, jointly and severally, indemnify and hold harmless the Sellers and their Affiliates from and against any and all losses incurred by any of them relating to the Seller Guarantees, and shall not permit any Contract or other obligation guaranteed or otherwise supported by a Seller Guarantee to be amended, modified or renewed without the prior written consent of the Sellers in their sole discretion. The Buyers agree that, with respect to any Seller Guarantee, their efforts pursuant to this Section 5.14 shall include, if requested, the execution and delivery by the Buyers, or by an affiliate of the Buyers acceptable to the beneficiary of such Seller Guarantee, of a replacement guarantee that is substantially in the form of such Seller Guarantee. All costs and expenses incurred in connection with obtaining the termination of, and release of the Sellers and their Affiliates (other than the Company Group) from, the Seller Guarantees shall be borne by the Buyers.

Section 5.15 Financial Information. Between the date hereof and the Closing Date, the Sellers shall, or shall cause the Company to, provide to the Buyers, as soon as practicable and in any event within twenty (20) Business Days following the end of each calendar month, or, if later, within one (1) Business Day after the same are available to the Company Group, financial information regarding the Company Group in substantially the form set forth in Section 5.15 of the Company Group Disclosure Schedule.

Section 5.16 Section 15(f).

(a) Each Buyer acknowledges that each Seller and/or its Affiliates (as applicable) are entering into this Agreement and the Ancillary Agreements in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. The Buyers shall not take, and shall cause their Affiliates not to take, any action that would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of the transactions contemplated by this Agreement and the Ancillary Agreements, and shall not fail to take, and, after the Closing, shall cause their Affiliates not to fail to take, any action within their control if the failure to take such action would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of the transactions contemplated by this Agreement and the Ancillary Agreements. In that regard, each Buyer shall conduct its business and shall cause each of its Affiliates to conduct its business so as to assure (to the extent within their control) that:

(i) for a period of not less than three years after the Closing, at least 75% of the members of the boards of directors or trustees of the Public Funds are not (A) ”interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the investment adviser of the Public Funds after the Closing or (B) ”interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the investment adviser of the Public Funds immediately prior to the Closing; and

(ii) for a period of not less than two years after the Closing, there shall not be imposed on the Public Funds an “unfair burden” (as set forth and described in Section 15(f) of the Investment Company Act) as a result of the transactions contemplated by this Agreement and the Ancillary Agreements, or any express or implied terms, conditions or understandings applicable thereto.

(b) For a period of three years from the Closing, each Buyer shall not engage, and shall cause its Affiliates not to engage, in any transaction that would constitute an “assignment” (as defined in the Investment Company Act) to a third party of any Advisory Agreement between (i) either (A) a Buyer or any of its Affiliates or (B) any member of the Company Group and (ii) any Public Fund without first obtaining a covenant in all material respects the same as that contained in this Section 5.16; provided that the foregoing shall not apply in the event that Section 15(f) of the Investment Company Act no longer applies to the transactions contemplated by this Agreement or the Ancillary Agreements. Notwithstanding anything to the contrary contained herein, the covenants of the parties hereto contained in this Section 5.16 are intended only for the benefit of such parties and not for the benefit of any other Person.

Section 5.17 Services from Affiliates; Shared Contracts.

(a) The Buyers acknowledge that the members of the Company Group currently receive or benefit from certain management, administrative and corporate services and benefits provided by or on behalf of the Sellers and their Affiliates (other than the Company Group), including the Seller-Provided Services, that all such services and benefits will cease upon the Closing and that, following the Closing, except as expressly provided in this Agreement or in the Transition Services Agreement, the Sellers and their Affiliates will not have any obligation with respect to the provision of any services or other benefits to or for the benefit of the Buyers and their Affiliates (including the Company Group).

(b) The Buyers shall (in consultation with the Sellers, and the Sellers shall cooperate with the Buyers), (i) use reasonable best efforts to obtain, effective as of the Closing, the separation of each of the Contracts set forth on Section 5.17(b)(i) of the Company Group Disclosure Schedule (the “Shared Contracts”) into two contracts with the applicable counterparty: one contract to which one or more of the Buyers and their Affiliates (including the Company Group) are a party (with respect to any services under such Shared Contract utilized by, and other matters under such Shared Contract pertaining to, the Company Group), and one contract to which one or more of the Sellers and their Affiliates (other than the Company Group), as applicable, are a party (with respect to all other services and matters under such Shared Contract), (ii) cause, effective as of the Closing, the assumption of each of the Contracts set forth on Section 5.17(b)(ii) of the Company Group Disclosure Schedule (the “Fortress-Level Company Contracts,” and together with the Shared Contracts, the “Covered Contracts”) to Buyer or one of its Affiliates (including the Company) and (iii) use reasonable best efforts to obtain, effective upon the Closing, the full release of the Sellers and their Affiliates (other than the Company Group) from all obligations of the Sellers and their Affiliates (other than the Company Group) under each such Covered Contract with respect to any services under such Covered Contract, and other matters under such Covered Contract, solely to the extent utilized by or pertaining to the Company Group. Such efforts shall include an offer by the Buyers and/or Parent Buyer (or with the Sellers’ written consent by an Affiliate of the Buyers or by other Persons) to the applicable counterparty to enter into a separate contract or assume such contract as contemplated by the preceding sentence on terms no less favorable to the applicable Company Group members and such counterparty than apply under the applicable Covered Contract (with respect to any services under such Covered Contract utilized by, and other matters under such Covered Contract pertaining to, the Company Group). To the extent that any Covered Contract is not so separated or assumed, or such release is not obtained at or prior to the Closing, then from and after the Closing, the Sellers collectively and the Buyers collectively shall bear equally any costs, expenses or liability incurred by any of them, to the extent arising from or otherwise relating to any services under such Covered Contract utilized by, or any other matters under such Covered Contract pertaining to, the Company Group. All costs and expenses incurred in connection with obtaining the separation or assumption of, and the release of the Sellers and their Affiliates (other than the Company Group) from obligations under, any Covered Contract as contemplated by this Section 5.17(b) shall be borne equally by the Sellers collectively and the Buyers collectively. Without limitation of Section 5.3(b), notwithstanding any of the foregoing, prior to the Closing the Buyers and their Affiliates (i) shall not, directly or indirectly, contact or communicate with any counterparties under the Covered Contracts with respect thereto without the prior approval of the Sellers (not to be unreasonably withheld, conditioned or delayed), and (ii) shall include a representative of the Sellers in any communication or discussion with any counterparties under the Covered Contracts with respect thereto.

(c) The Sellers shall use reasonable best efforts to terminate, effective as of the Closing, the participation of any Company Group member in, or the coverage of any Company Group member under, each of the Contracts set forth on Section 5.17(c) of the Company Group Disclosure Schedule, and no Company Group member shall have any liability under any such Contract after the Closing.

(d) The Sellers shall use reasonable best efforts to transfer all right, title and interest in and to each of the domain names listed in Section 3.17 of the Company Group Disclosure Schedule to a member of the Company Group prior to the Closing.

(e) The Sellers and the Buyers each shall use their respective commercially reasonable efforts to obtain consent of the sublandlord to the assignment of the Agreement of Sublease, dated December 29, 2006, as amended or supplemented, by and between Verizon Communications Inc. and Verizon Services Corp., together as sublandlord, and the Company as a result of the transactions contemplated hereby. For the avoidance of doubt, neither the Sellers and their Affiliates (including the Company Group) nor the Buyers and their Affiliates shall be required to make any payment or otherwise incur any out-of-pocket cost or expense in connection with their respective efforts to obtain such sublandlord consent.

(f) For the avoidance of doubt, except as expressly set forth in Article VI, the obligations of the Buyers to consummate the transactions contemplated hereby shall not be conditioned upon the receipt of any third party consent, or the separation, transfer or termination of any contract, including as set forth in this Section 5.17.

Section 5.18 Indemnification of Officers and Directors.

(a) The Buyers and the Parent Buyer agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Closing existing in favor of the current or former directors or officers of the members of the Company Group or the Business Employees as provided in the respective certificates of formation, operating agreements or bylaws (or comparable organizational documents) and/or any indemnification agreements or other similar agreements of the members of the Company Group, in each case as in effect on the date of this Agreement (but which, for the avoidance of doubt, shall apply to any Persons who become directors or officers of the Company Group or the Business Employees prior to the Closing), shall survive the Closing and shall continue in full force and effect in accordance with their terms, it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable (to the extent such rights to indemnification are available under Applicable Law), and the Buyers and the Parent Buyer shall cause the applicable members of the Company Group to perform the obligations thereunder.

(b) In the event that any member of the Company Group or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving limited liability company or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, the Buyers and the Parent Buyer shall cause proper provision to be made so that the successors and assigns of such member of the Company Group assume the obligations set forth in this Section 5.18.

(c) For a period of six years from and after the Closing Date, the Buyers and the Parent Buyer shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company Group or provide substitute policies for the Company Group and their respective current and former directors and officers and the Business Employees who are covered by the directors’ and officers’ and fiduciary liability insurance policies currently maintained by the Company Group and the Business Employees (or, in the case of the Business Employees, the Employer Entity or any of its applicable Affiliates) in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company Group with respect to claims arising from facts or events that occurred on or before the Closing (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall the Buyers be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by the Company Group (or, in the case of the Business Employees, the Employer Entity or any of its applicable Affiliates) prior to the date of this Agreement (the “Maximum Amount”), and if the Buyers are unable to obtain the insurance required by this Section 5.18(c) it shall obtain as much comparable insurance as possible for each year within such six-year period for an annual premium equal to the Maximum Amount. In lieu of such insurance, the Buyers may, at their option (in consultation with the Sellers) and at the Buyers’ expense, purchase prepaid “tail” insurance, effective as of the Closing, for the Company Group and their current and former directors and officers and the Business Employees who are covered by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by the Company Group (or, in the case of the Business Employees, the Employer Entity or any of its applicable Affiliates) as of the date of this Agreement for a period of six years from the Closing, such tail insurance to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance policies currently maintained by the Company Group (or, in the case of the Business Employees, the Employer Entity or any of its applicable Affiliates), with respect to claims arising from facts or events that occurred on or before the Closing; provided that in no event shall the annualized cost of any such tail insurance exceed the Maximum Amount. The Buyers and the Parent Buyer shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) The provisions of this Section 5.18: (i) shall survive the Closing, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party, his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 5.19 Parent Buyer. Parent Buyer (if it is not the Company Buyer and the GP Buyer) shall take all actions necessary to cause each of the Company Buyer and the GP Buyer, as applicable, to perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby on the terms and conditions set forth in this Agreement.

Section 5.20 Company Books and Records. Except as set forth in this Section 5.20 or in Section 5.20 of the Company Group Disclosure Schedule, any Company Books and Records that are in the possession or control of the Sellers and their Affiliates (other than the Company Group) immediately following the Closing shall, at the Company’s sole option, be promptly migrated to the Company, delivered to the address of the Company or be held and maintained by the Sellers and their Affiliates (or any of them) as an agent on behalf of the applicable member of the Company Group until the seventh anniversary of the Closing Date, subject to the following terms and conditions (such retained books and records are collectively referred to herein as the “Stored Books and Records”):

(i) The Sellers shall use reasonable care to prevent the unauthorized use, disclosure, publication or dissemination of any Stored Books and Records; provided that, for the avoidance of doubt, the Sellers may destroy Stored Books and Records pursuant to, and in accordance with, Applicable Law and the document retention policies and procedures of the Sellers and their Affiliates pertaining to information that is analogous to the Stored Books and Records.

(ii) The Sellers shall only be required to produce Stored Books and Records in response to a valid order or request of a Governmental Authority (a “Regulatory Order”). The Sellers shall have exclusive control over the production of Stored Books and Records held by them pursuant to this Section 5.20, including the level of access granted with respect thereto, in response to any Regulatory Order. The Buyers shall notify the Sellers in writing as promptly as practicable of any Regulatory Order relating to any Stored Books and Records. The Sellers shall have the right to review and approve any correspondence, filings or other communications by and between any member of the Company Group and any Governmental Authority or other governmental body if any Stored Books and Records are contained in any such correspondence, filing or other communication (each, a “Regulatory Communication”) and the members of the Company Group shall incorporate the modifications provided by the Sellers therein. The Sellers may object to a Regulatory Communication only if, in the good faith opinion of the Sellers, such Regulatory Communication (or the actions contemplated thereby) could reasonably be expected to result in a breach of any Applicable Law to which the Sellers, their Affiliates or the members of the Company Group are subject, provided, however, that if in the opinion of counsel of the members of the Company Group, such Regulatory Communication (or the actions contemplated thereby) would not be responsive or the Sellers withholding consent thereto would result in any member of the Company Group incurring any liability or being in breach of any Applicable Law to which the Sellers, their Affiliates or the members of the Company Group are subject, then the Sellers may not unreasonably withhold their consent to such Regulatory Communication. If the Sellers do not provide any comments to such Regulatory Communication within three (3) Business Days of receipt thereof by the Sellers, then the Sellers shall be deemed to consent thereto. Notwithstanding anything in this Section 5.20 to the contrary, if the members of the Company Group determine, in their reasonable discretion, that a Regulatory Communication requires an immediate response, then the members of the Company Group shall (1) use reasonable best efforts to notify the Sellers prior to making such Regulatory Communication and (2) if such prior written notice is not practicable, make such Regulatory Communication and promptly thereafter notify the Sellers, as well as provide the Sellers with a true and complete copy thereof.

(iii) The members of the Company Group shall promptly reimburse the Sellers for any reasonable expenses (including reasonable internal and external attorneys’ fees) incurred by the Sellers or their Affiliates in connection with the response to any Regulatory Order for interviews with the Sellers’ or their Affiliates’ directors, officers, employees or other personnel. For the avoidance of doubt, the members of the Company Group shall have no obligation to pay or reimburse the Sellers for any costs or expenses in relation to storage of the Stored Books and Records.

Section 5.21 Updates to Section 3.21. At or any time prior to the Closing by written notice to the Buyers, the Company and/or the Sellers shall be entitled to make such updates to Section 3.21 of the Company Group Disclosure Schedule with respect to the disclosure required pursuant Section 3.21 of this Agreement as the Company or the Sellers, as applicable, reasonably believe are necessary or appropriate to reflect any changes since the date of this Agreement through the date of the most recently available Track Records and Track Record Composites. For the avoidance of doubt, “most recently available” shall refer to Track Records and Track Record Composites as of the most recent month-end prior to the Closing; provided that if the Closing occurs prior to the tenth Business Day after the most recent month-end, Track Record and Track Record Composites as of the last day of the month prior to the most recently completed month shall be the “most recently available”.

ARTICLE VI

CONDITIONS TO THE CONSUMMATION OF THE TRANSACTION

Section 6.1 Mutual Conditions. The obligations of each party to this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing by the Buyers and the Sellers at or prior to the Closing of each of the following conditions:

(a) (i) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction preventing the consummation of the transactions contemplated hereby shall be in effect and (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted or issued by any Governmental Authority which prohibits or makes illegal the consummation of the transactions contemplated hereby;

(b) Any applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated; and

(c) The Closing Revenue Run-Rate shall be not less than 80% of the Base Revenue Run-Rate.

Section 6.2 Conditions to the Obligations of the Buyers. The obligations of the Buyers to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing by the Buyers at or prior to the Closing of each of the following conditions:

(a) Each of (i) the representations and warranties of the Sellers in Sections 2.1, 2.2(a), 2.2(b)(i), 2.4 and 2.6 and of the Company in Sections 3.1, 3.2(a), 3.2(b)(i), and 3.4(a), (b) and (c) shall be true and correct in all respects, (ii) the representations and warranties of the Company in Section 2.2(b)(ii), Section 3.2(b)(ii) and the sixth sentence of Section 3.4(d) shall be true and correct in all material respects and (iii) the other representations and warranties of the Sellers and the Company (as applicable) in Articles II and III shall be true and correct in all respects (determined without regard to any qualifications or limitations as to materiality, Company Material Adverse Effect or words of similar import), except for, in the case of this clause (iii), the failure to be so true and correct that, individually or in the aggregate, does not have and would not be reasonably expected to have a Company Material Adverse Effect, in each case under clause (i), (ii) or (iii) on the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date, except for any representation or warranty made as of a specific date, in which case as of such specific date;

(b) The Sellers, the General Partner and the Company shall have performed and complied in all material respects with their agreements, covenants and obligations required by this Agreement to be performed or complied with by it or them at or prior to the Closing;

(c) The aggregate revenue run-rate (determined on the same basis as the Closing Revenue Run-Rate) as of the Closing Revenue Run-Rate Date for all of the Clients set forth in Section 6.2(c) of the Company Group Disclosure Schedule shall be not less than 75% of the aggregate revenue run-rate (determined on the same basis as the Base Revenue Run-Rate) as of the Base Date for all such Clients;

(d) The LTIP shall have been terminated;

(e) Since the date of this Agreement there shall not have been any change, event, development, occurrence, circumstance or effect that has had or would be reasonably expected to have a Company Material Adverse Effect; and

(f) Each of the Sellers shall have delivered to the Buyers a certificate, dated as of the Closing Date, signed on its behalf by an appropriate senior officer thereof, confirming the satisfaction of the conditions contained in Section 6.1(c) and in subsections (a), (b), (d) and (e) of this Section 6.2.

Section 6.3 Conditions to the Obligations of the Company Group and the Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing by the Sellers at or prior to the Closing of each of the following conditions:

(a) Each of (i) the representations and warranties of the Buyers and the Parent Buyer in Sections 4.1, 4.2(a), 4.2(b)(i) and 4.6 shall be true and correct in all respects, (ii) the representations and warranties of the Buyers and the Parent Buyer in Section 4.2(b)(ii) shall be true and correct in all material respects (clauses (i) and (ii), collectively, the “Buyers Fundamental Representations”) and (iii) the other representations and warranties in Article IV shall be true and correct in all respects (determined without regard to any qualifications or limitations as to materiality, Buyer Material Adverse Effect or words of similar import), except for, in the case of this clause (iii), the failure to be so true and correct that, individually or in the aggregate, does not have and would not be reasonably expected to have a Buyer Material Adverse Effect, in each case under clause (i), (ii) or (iii) on the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date, except for any representation or warranty made as of a specific date, in which case as of such specific date;

(b) The Buyers shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be performed or complied with by it at or prior to the Closing;

(c) The Buyer Payment Plan shall have been adopted; and

(d) Each of the Buyers shall have delivered to the Sellers a certificate, dated as of the Closing Date, signed on its behalf by an appropriate senior officer thereof, confirming the satisfaction of the conditions contained in subsections (a), (b) and (c) of this Section 6.3.

Section 6.4 Frustration of Closing Conditions. Neither Sellers, on one hand, nor Buyers, on the other hand, may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused directly by a breach of this Agreement, the failure to act in good faith or the failure to use reasonable best efforts to cause the Closing to occur (as set forth in, and subject to the provisions of, Section 5.6), in each case, by the Sellers, or the Company, on the one hand, or either Buyer, on the other hand.

ARTICLE VII

TERMINATION

Section 7.1 Termination.

(a) This Agreement may be terminated prior to the Closing as follows:

(i) by mutual written consent of the Sellers and the Buyers;

(ii) by the Sellers or the Buyers, if any order of any Governmental Authority permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby shall have become final and non-appealable;

(iii) by the Sellers, if there shall be a breach by the Buyers of any representation or warranty or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) within 60 Business Days’ notice thereof from the Sellers to the Buyers (and in any event prior to the Termination Date);

(iv) by the Buyers, if there shall be a breach by any of the Sellers, members of the Company Group or the General Partner of any representation or warranty or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) within 60 Business Days’ notice thereof from the Buyers to Sellers (and in any event prior to the Termination Date);

(v) by the Sellers if the Closing does not occur by October 31, 2017; provided that, notwithstanding the foregoing, a Seller may not terminate this Agreement pursuant to this clause (v) if it is in material breach of any of its obligations or representations, warranties, covenants or agreements contained in this Agreement and such breach is a principal reason the Closing has not occurred by such date; and

(vi) by the Sellers or the Buyers if the Closing does not occur by December 31, 2017 (the “Termination Date”); provided that, notwithstanding the foregoing, no party hereto may terminate this Agreement pursuant to this clause (vi) if it is in material breach of any of its obligations or representations, warranties, covenants or agreements contained in this Agreement and such breach is a principal reason the Closing has not occurred by such date.

(b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 7.2.

Section 7.2 Survival after Termination. If this Agreement is terminated in accordance with Section 7.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, without any liability on the part of any party hereto, except for the provisions of Sections 5.5(a), (c) and (d), 5.8, this Section 7.2 and Article X, and except that the Confidentiality Agreement shall remain in effect in accordance with its terms. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement from any liability for any Willful Breach of any covenant or obligation contained in this Agreement.

ARTICLE VIII

TAX MATTERS

Section 8.1 Allocation of Consideration. The Closing Payment Amount, plus any other amounts treated as amount realized under U.S. federal income Tax law (including, to the extent so treated, assumed liabilities), shall be allocated in accordance with the following procedures (the “Allocation Statement”). The Allocation Statement will be made in accordance with Section 1060 of the Code and Treasury Regulations promulgated thereunder and any analogous provision of foreign, state or local Applicable Law. The Company Group, the Sellers and the Buyers agree to file all Tax Returns and make all other necessary filings consistent with the Allocation Statement, unless required otherwise by Applicable Law. No later than 45 days after the Closing Date, the Buyers shall prepare and deliver to the Sellers for the Sellers’ review and approval, a draft of the Allocation Statement (the “Draft Allocation Statement”). Within 60 days following the Sellers’ receipt of the Draft Allocation Statement, the Sellers shall provide comments on the Draft Allocation Statement and the Buyers and Sellers agree to discuss such comments in good faith. If, within 60 days after the delivery of the Draft Allocation Statement, the Buyers and the Sellers have not agreed on any disputed aspects of the Draft Allocation Statement, any disputed aspects of the Draft Allocation Statement shall be submitted in writing to the Firm which shall resolve such disputes as promptly as possible. The Company Group, the Sellers and the Buyers shall cooperate with each other to enable a Firm (which shall be appointed in the manner provided for in Section 1.7, applied mutatis mutandis) to resolve any such dispute, and the costs, expenses and fees of such Firm shall be borne equally by the Sellers, on the one hand, and the Buyers, on the other hand. Following the resolution of any such dispute, the Draft Allocation Statement as modified shall become the Allocation Statement. The Allocation Statement shall be appropriately adjusted to reflect any other payment treated as an adjustment to the Purchase Price hereunder. Neither the Buyers nor the Sellers, nor any of their respective Affiliates, shall take any Tax position on any Tax Return, audit or otherwise that is inconsistent with the allocation set forth on the Allocation Statement, unless required otherwise by Applicable Law.

Section 8.2 Cooperation on Tax Matters. After the Closing Date, Sellers, on the one hand, and the Buyers, on the other hand, shall (and shall cause their respective Affiliates to): (a) reasonably assist the other parties in preparing and filing any Tax Return with respect to the Company Group that such other party is responsible for preparing and filing in accordance with this Agreement; (b) reasonably cooperate fully in preparing for any audit of, or dispute with Taxing Authorities regarding, any Tax Return of the Company Group relating to taxable periods for which the other parties may have liability under this Agreement; (c) make available to the other and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes of the Company Group; (d) provide timely notice to the other in writing of any pending or threatened Tax audit or assessment of the Company Group for taxable periods for which the other parties may have liability; and (e) furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any such Tax audit or assessment.

Section 8.3 Transfer Taxes. All sales, use, gross receipts, transfer, value added, intangible, recordation, documentary stamp or similar Taxes or charges (together with any interest thereon, penalties, fines, fees, additions to tax or additional amounts with respect thereto) (“Transfer Taxes”) arising as a result of the transactions contemplated by this Agreement shall be borne equally by the Buyers, on the one hand, and the Sellers, on the other. The party required by Applicable Law to file any Tax Return and other documentation with respect to Transfer Taxes shall (i) prepare and duly and timely file such Tax Return and other documentation, (ii) provide the other party with a true copy of each such Tax Return and other documentation as filed and evidence of the timely filing thereof, and (iii) permit the other party to review and comment on such Tax Return and other documentation prior to filing; provided that, if required by Applicable Law, the other party shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Company Group, the Sellers and the Buyers shall use reasonable best efforts to mitigate the Transfer Taxes to the extent such efforts do not impose any cost or other adverse effect on such party or any of its Affiliates.

Section 8.4 Tax Returns.

(a) Sellers will be responsible for and will cause to be prepared all Tax Returns for members of the Company Group and will cause to be prepared and/or filed all consolidated, combined or unitary Tax Returns that include any such member for all taxable periods beginning on or before the Closing Date, in each case if the matters reflected on such Tax Returns could affect any Tax liability of the Sellers, their direct or indirect owners, or their Affiliates for any period. All Tax Returns that are to be prepared and/or filed by Sellers pursuant to this paragraph shall be prepared in a manner consistent with past practices and shall be submitted to the Buyers not later than 30 days prior to the due date (as extended, if applicable) for filing of such Tax Returns (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date). If the Buyers, within 15 days after delivery of any such Tax Return, notify Sellers that they object to any item in such Tax Return, the parties shall attempt in good faith to resolve the dispute and, if they are unable to do so, any disputed item shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by a nationally recognized Independent Accounting Firm chosen by both the Buyers and Sellers. Upon resolution of all disputed items, the relevant Tax Return shall be filed on that basis by the Buyers or the Sellers, as applicable. The costs, fees and expenses of the Independent Accounting Firm shall be borne equally by Buyers on the one hand and Sellers on the other. For the avoidance of doubt, nothing in this Section 8.4(a) shall require Sellers to deliver to Buyers, or permit Buyers to review or approve, any income or franchise Tax Returns of Sellers (or their direct or indirect owners) on which the operations of a Company Group member that is a disregarded entity for such Tax purposes is included.

(b) Without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed, the Buyers shall not (and shall not cause or permit any member of the Company Group to) amend, refile or otherwise modify (or grant any extension of the statute of limitations with respect to assessment in connection with) any previously filed Tax Return relating in whole or in part to the Company Group with respect to any period beginning on or before the Closing Date if the matters reflected on such Tax Returns could affect any Tax liability of the Sellers, their direct or indirect owners, or their Affiliates for any period.

(c) To the extent permitted by Applicable Law and by the relevant Organizational Documents of the applicable Fund, the Buyers shall cause the income, gain, loss, and deduction of each Fund that is treated as a partnership for U.S. federal (or corresponding state or local) Tax purposes and in which any member of the Company Group owns an interest to be apportioned between the Sellers and the Buyers in accordance with the “interim closing of the books” method under Section 706 of the Code and the regulations thereunder (and corresponding provisions of state or local law).

Section 8.5 Tax Contests. Sellers shall have the sole right to represent the interests of the members of the Company Group in any Tax audit or administrative or court proceeding relating to any Tax for any taxable period beginning on or before the Closing Date, and to employ counsel of their choice at Sellers’ expense, if the results of such audit or proceeding could affect any Tax liability of the Sellers, their direct or indirect owners, or their Affiliates for any period; provided, however, that the Buyers shall be entitled to participate at their own expense with respect to such audit or proceeding. Notwithstanding the foregoing, Sellers shall not be entitled to settle administratively any claim regarding Taxes with respect to any Tax Return of any member of the Company Group that adversely would affect the liability for Taxes of the Buyers or the Company Group for any period ending after the Closing Date, without the prior written consent of the Buyers, which consent shall not be unreasonably conditioned, withheld or delayed.

Section 8.6 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving any member of the Company Group (excluding any commercial agreement the primary purpose of which does not relate to Taxes, such as a credit, employment, or sale agreement that has customary Tax gross-up or indemnity provisions), written or oral, shall be terminated as of the Closing Date and, after the Closing Date, no member of the Company Group shall be bound thereby or have any liability or obligation thereunder.

Section 8.7 Tax Periods. The parties shall, to the extent permitted under Applicable Law, reasonably cooperate to elect with the relevant Taxing Authority for all Tax purposes to treat the Closing Date as the last day of the taxable period of each member of the Company Group. Even where not so permitted, to the extent relevant to determining the accuracy of any representations made with respect to Taxes under Section 3.15(e), and without imposing any separate basis of indemnification for any party, it is agreed that any Tax period of any member of the Company Group that includes the Closing shall be deemed to end immediately prior to the Closing .

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival. Except (a) for the Sellers Fundamental Representations and the Buyers Fundamental Representations, which shall survive the Closing until the date that is 20 years following the Closing Date, (b) for those representations and warranties a breach of which constitutes a Specified Indemnifiable Claim, which shall survive the Closing for a period of 12 months from the Closing Date, and (c) in the case of knowing and intentional fraud, none of the representations and warranties contained in this Agreement shall survive the Closing and each such representation and warranty shall terminate at and as of the Closing. None of the covenants and agreements of the parties which by their terms are required to be performed at or prior to the Closing shall survive the Closing and each such covenant and agreement shall terminate at and as of the Closing. Covenants and agreements which by their terms are required to be performed after the Closing shall survive the Closing only until the expiration of the term of the undertaking set forth in such covenants and agreements.

Section 9.2 Indemnification by the Sellers. After the Closing and subject to the limitations set forth in this Article IX, the Sellers and the Employer Entity (as to the Employer Entity only with respect to Section 9.2(b)), jointly and severally (the “Seller Indemnifying Parties”), shall indemnify, defend and hold harmless the Buyers and their respective Affiliates (including, after the Closing, the members of the Company Group), and their respective officers, directors, managers and employees (collectively the “Buyer Indemnified Parties”) from and against (i) with respect to clauses (a), (b), (d) and (e) below, any Losses arising out of or resulting from, directly or indirectly (whether directly or through a Third Party Claim) and (ii) with respect to clause (c) below, any Specified Losses arising from:

(a) any Specified Indemnifiable Claim which is made within 12 months of the Closing Date;

(b) the Seller Retained Liabilities if a claim is made with respect thereto within 20 years following the Closing Date;

(c) the Specified Matter;

(d) the breach of a Sellers Fundamental Representation; and

(e) the breach of or failure to perform any of the covenants or agreements in this Agreement or any Ancillary Agreement that by their terms are required to be performed after the Closing by the Sellers or their Affiliates.

Section 9.3 Indemnification by the Buyers. After the Closing and subject to the limitations set forth in this Article IX, the Buyers, jointly and severally (the “Buyer Indemnifying Parties”, together with the Seller Indemnifying Parties, the “Indemnifying Parties” and each, an “Indemnifying Party” ), shall indemnify, defend and hold harmless the Sellers and their respective Affiliates, and their respective officers, directors, managers and employees (collectively, the “Seller Indemnified Parties”, together with the Buyer Indemnified Parties, the “Indemnified Parties” and each, an “Indemnified Party” ) from and against any Losses arising out of or resulting from, directly or indirectly (whether directly or through a Third Party Claim):

(a) the breach of a Buyers Fundamental Representation; and

(b) the breach of or failure to perform any of the covenants or agreements in this Agreement or any Ancillary Agreement that by their terms are required to be performed after the Closing by the Buyers or their Affiliates.

Section 9.4 Limitations of Liability.

(a) The Seller Indemnifying Parties shall not be required to indemnify the Buyer Indemnified Parties with respect to any claims for Losses pursuant to Section 9.2(a) or Section 9.2(b):

(i) unless such claim or series of related claims for which a Buyer Indemnified Party otherwise would be entitled to indemnification exceeds $125,000 (the “Minimum Claim Amount”);

(ii) unless the aggregate amount of Losses for which the Buyer Indemnified Parties otherwise would be entitled to indemnification pursuant to Section 9.2(a) and Section 9.2(b) (including any claim or series of related claims for which a Buyer Indemnified Party otherwise would be entitled to indemnification but for the fact that the Losses relating to such claim(s) are less than the Minimum Claim Amount) exceeds $6,000,000 (the “Deductible Amount”), and in such case indemnification would only be applicable to those Losses in excess of the Deductible Amount; and

(iii) for any amounts in excess of the Seller Portion of $45,000,000.

(b) Notwithstanding any other provision in this Agreement to the contrary:

(i) the limitations set forth in Section 9.4(a) shall not apply to Losses arising out of a matter set forth in clause (3) in the definition of Designated Matter;

(ii) the cumulative indemnification obligations of the Seller Indemnifying Parties under Section 9.2(a), Section 9.2(b) and Section 9.2(d) shall in no event exceed the Purchase Price;

(iii) the cumulative indemnification obligations of the Buyer Indemnifying Parties under Section 9.3(a) shall in no event exceed the Purchase Price;

(iv) except as expressly provided in Section 9.2(c), in no event shall the Seller Indemnifying Parties be obligated to indemnify the Buyer Indemnified Parties for any matter set forth in the Company Group Disclosure Schedule;

(v) nothing in this Agreement shall limit any recovery in the case of knowing and intentional fraud; and

(vi) any obligation of the Seller Indemnifying Parties for indemnification under Sections 9.2(a) or 9.2(c) (after giving effect to the limitations set forth herein, including (for the avoidance of doubt, other than in the case of indemnification under Section 9.2(c)) those set forth in Section 9.4(a)) shall only be for the Seller Portion of the applicable Losses (with the remaining portion of any indemnification in respect of such Losses to be borne by the participants in the Buyer Payment Plan through reduction of the aggregate amount of any remaining payments under the Buyer Payment Plan (and, for the avoidance of doubt, if such aggregate amount of remaining payments under the Buyer Payment Plan is insufficient to cover such reduction, then the shortfall shall be borne by the Buyers and the Sellers shall not have any further or additional obligation in respect of such shortfall), and in no event shall any such participant, any of the Buyers and their Affiliates or any other Person have any recourse, any rights of contribution or any other rights against any Seller Indemnifying Party in respect of the portion of any such indemnification amount so borne by such participants). For the avoidance of doubt, the amount of Losses for any claims for indemnification that may be made against the Seller Indemnifying Parties and the participants in the Buyer Payment Plan shall be aggregated for purposes of calculating the Minimum Claim Amount and the Deductible Amount.

Section 9.5 Calculation of Indemnification Payments.

(a) The amount of Losses for which indemnification is provided under this Article IX shall be net of (i) any amounts actually recovered by an Indemnified Party and its Affiliates from a third party (including any insurer) whether by way of payment, credit, off-set, counterclaim, indemnification, contribution or otherwise and (ii) the amount of any Tax benefit actually received by an Indemnified Party or its Affiliates with respect to any Applicable Taxable Year in connection with the accrual, incurrence or payment of any such Losses (including any reduction in Taxes actually payable or any increase in Tax refunds due). Each party agrees to use reasonable best efforts to make any claims for insurance and/or indemnification, or contribution available from any third party(ies) with respect to any Losses for which it elects to seek indemnification hereunder and to diligently pursue such claims in good faith. If any such insurance proceeds and/or other amounts are received by an Indemnified Party after the Indemnifying Party pays any amount pursuant to this Article IX, such Indemnified Party shall promptly repay to the Indemnifying Party the amount such Indemnifying Party would not have had to pay pursuant to this Article IX, had such insurance proceeds and/or other amounts been received by such Indemnified Party or its Affiliates prior to such payment by the Indemnifying Party under this Article IX.

(b) Each Indemnified Party shall use reasonable best efforts to mitigate its Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder. In the event that an Indemnified Party fails to use reasonable best efforts to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had such Indemnified Party made such efforts. In furtherance of the foregoing, the Indemnified Parties shall implement such reasonable actions as the Indemnifying Parties shall request for the purposes of mitigating the possible Losses arising from any fact or circumstance giving rise to the indemnifiable Loss.

Section 9.6 Characterization of Indemnification Payments. Any indemnification payments made pursuant to this Article IX shall be treated by all parties as an adjustment to the Purchase Price for U.S. federal income and other applicable tax purposes.

Section 9.7 Third Party Claims. In the event that an Indemnified Party desires to make a claim against an Indemnifying Party under this Article IX in connection with any action, claim, Proceeding or demand at any time instituted against or made upon an Indemnified Party by any third party for which such Indemnified Party may seek indemnification hereunder (a “Third Party Claim”), such Indemnified Party shall promptly, but in any event within 10 Business Days of receiving written notice of such Third Party Claim, notify the Indemnifying Party of such Third Party Claim and of such Indemnified Party’s claim of indemnification with respect thereto; provided that failure to notify the Indemnifying Party shall not relieve such Indemnifying Party from liability except to the extent such Indemnifying Party is prejudiced thereby. An Indemnifying Party shall have 10 Business Days after receipt of such notice to notify the applicable Indemnified Party if such Indemnifying Party has elected to assume the defense of such Third Party Claim. If an Indemnifying Party elects to assume the defense of such Third Party Claim, such Indemnifying Party shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of its own choosing; provided, however, that (i) the Indemnified Party may participate in the defense of such Third Party Claim with its own counsel at its own expense and (ii) no compromise or settlement of such claims may be effected by an Indemnifying Party without the Indemnified Party’s consent (such consent not to be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of laws or any violation of the rights of any Person, and (B) the sole relief provided is monetary damages that are paid in full by such Indemnifying Party (to the extent provided for herein). Notwithstanding the foregoing, in no event shall an Indemnifying Party be entitled to assume the defense of any such Third Party Claim if (i) the Indemnified Party shall have given such Indemnifying Party written notice that it has determined, based upon the advice of its counsel, that a bona fide conflict of interest makes separate representation by the Indemnified Party’s own counsel advisable or (ii) such Third Party

Claim relates to or arises in connection with any material criminal proceeding, action, indictment, allegation or investigation against an Indemnified Party. If an Indemnifying Party fails to notify the Indemnified Party within 30 Business Days after receipt from such Indemnified Party’s notice of a Third Party Claim, such Indemnified Party shall be entitled to assume the defense of such Third Party Claim at the expense of such Indemnifying Party; provided, however, that such Indemnified Party may not settle any Third Party Claim without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). An Indemnifying Party shall promptly reimburse the Indemnified Party from time to time for any and all reasonable documented expenses reasonably paid for or incurred by such Indemnified Party and for which such Indemnifying Party is obligated pursuant to this Article IX (which obligation shall, for the avoidance of doubt, in the case of reimbursement by the Seller Indemnifying Parties, only be for the Seller Portion of any such expenses), upon submission by the Indemnified Party of a statement reflecting the basis upon which such amounts are sought and the computation of such amounts.

Section 9.8 Procedure for Indemnification – Direct Claims. In the event of any claims for indemnification under this Article IX other than Third Party Claims, including any claim against any party to this Agreement (a “Direct Claim”), an Indemnified Party shall provide a written notification to the Indemnifying Party describing with reasonable specificity, to the extent known, the basis for such claim and the nature of the breach and a description of the Losses incurred and the amount of such Losses (if known). If within 30 Business Days an Indemnifying Party has not contested such claim in writing, such Indemnifying Party will pay the full amount thereof within 10 Business Days after the expiration of such period. During such 30 Business Day period, such Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records during normal business hours for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Losses; provided, however, that an Indemnified Party shall not be required to provide such access or disclose any information where such access or disclosure would result in a waiver of attorney-client privilege or a violation of Applicable Law.

Section 9.9 Exclusive Remedy. Except as set forth in Section 10.7 of this Agreement or in Section 9.10 of the Company Group Disclosure Schedule or in the case of knowing and intentional fraud, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article IX or the post-Closing adjustment provisions set forth in Section 1.7, Section 1.8 and Section 1.9, or Section 5.14 or Section 5.18. Subject to the foregoing the Indemnified Parties hereby waive, from and after the Closing, to the fullest extent permitted under Applicable Law all other claims and remedies relating to the subject matter of this Agreement and the transactions contemplated hereby they may have against an Indemnifying Party whether arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation, or otherwise. Subject to the foregoing, all rights, claims and causes of action that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in this Agreement), may be made only against (and are those solely of) the parties. No Person who is not a party including any current, former or future representative or Affiliate of any party, or any current, former or future representative or

Affiliate of any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach and to the maximum extent permitted by Applicable Law, each party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. The Parties agree that the Nonparty Affiliates shall be third party beneficiaries of this Section 9.9.

Section 9.10 Certain Matters. Section 9.10 of the Company Group Disclosure Schedule is hereby incorporated herein by reference. In the event of any conflict between Section 9.10 of the Company Group Disclosure Schedule and this Article IX, Section 9.10 of the Company Group Disclosure Schedule shall govern.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendments; Waiver. This Agreement may not be amended, altered or otherwise modified, and no provision hereof may be waived, except by written instrument executed by the Company, the General Partner, the Sellers and the Buyers. No waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

Section 10.2 Entire Agreement. This Agreement (including the Annexes, Schedules, Company Group Disclosure Schedule, the Ancillary Agreements, the Confidentiality Agreement and any other schedules, certificates, lists and documents referred to herein, and any documents executed by any of the parties simultaneously herewith or pursuant thereto) constitutes the entire agreement of the parties hereto, except as expressly provided herein, and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the parties with respect to the subject matter hereof. None of the Sellers or their respective Affiliates shall be deemed or required to assume any express or implied obligations with respect to non-competition or non-solicitation of clients or customers in the industries in which the Company Group operates (including, for the avoidance of doubt, clients or customers of the Company Group).

The parties hereto acknowledge and agree that none of the parties nor any of their respective Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Articles II, III and IV (as applicable), and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party or such other party’s Affiliates, representatives or agents (including with respect to (i) any projections, estimates or budgets for the Company Group or its businesses, (ii) any materials, documents or information relating to the Company Group or its businesses made available to the Buyers or their counsel, accountants or advisors in the Sellers’ data room or otherwise or (iii) the information contained in any management presentation or confidential information memorandum or similar materials provided to the Buyers in connection with the transactions contemplated hereby), except for the express representations and warranties set forth in such Articles. EACH OF THE SELLERS AND THE COMPANY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF THE COMPANY GROUP. In furtherance of the foregoing, each of the Buyers acknowledges and agrees that (i) it is informed and sophisticated in financial and business matters and in making investments of this type, and has engaged expert advisors experienced in the evaluation and acquisition of businesses such as that of the Company Group as contemplated hereunder, including the financial, tax, legal, accounting, regulatory and related matters concerning the acquisition of the Company and its Subsidiaries, (ii) it is aware of and has considered the financial risks and financial hazards of an investment in the Company Group and the terms set forth in this Agreement and the Ancillary Agreements, (iii) it has undertaken its own independent investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, (iv) the Sellers and the Company have given the Buyers access to the employees, documents and facilities of the Company Group to evaluate the merits and risks of an investment in the Company Group and (v) it believes that the investment in the Company Group is suitable and appropriate for the Buyers. Each of the Buyers understands and acknowledges that the investment in the Company Group may be worth more or less than the consideration being delivered by such party in connection herewith.

Section 10.3 Interpretation. When a reference is made in this Agreement to Articles, Sections, Annexes or Schedules, such reference shall be to an Article of, Section of, Annex to or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The inclusion of any information in any section of the Company Group Disclosure Schedule or other document delivered by any of the parties pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. All pronouns and any variations thereof refer to the masculine, feminine or neuter, single or plural, as the context may require. All capitalized terms defined in Annex A shall be equally applicable to the singular and plural forms thereof. All references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. All references to “dollars” or “$” shall be to U.S. dollars. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. References to any Person include the successors and permitted assigns of that Person.

Section 10.4 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 10.5 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service or delivery if served personally on the party to whom notice is to be given or sent, (ii) on the day after delivery to Federal Express or similar overnight courier to the party or (iii) on the date sent by e-mail of a “portable document format” (.pdf) document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, in each case at the applicable addresses as follows:

If to the Sellers or, prior to the Closing, the General Partner or the Company, to them or it (as applicable) at:

c/o Fortress Investment Group LLC

1345 Avenue of the Americas

New York, NY 10105

Attention:     David N. Brooks

E-mail:         dbrooks@fortress.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention:     Joseph A. Coco

E-mail:         joseph.coco@skadden.com

Attention:     Peter D. Serating

E-mail:         peter.serating@skadden.com

If to the Buyers or, following the Closing, the General Partner or the Company, to them or it (as applicable) at:

c/o MetLife, Inc.

200 Park Avenue

New York, New York 10166

Attention: Mr. Adam Hodes

Email: ahodes@metlife.com

with a copy (which shall not constitute notice) to:

MetLife, Inc.

200 Park Avenue

New York, New York 10166

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attention: Floyd I. Wittlin, Esq.

E-mail: floyd.wittlin@morganlewis.com

Any party may change its address information for the purposes of this Section 10.5 by giving the other parties written notice of its new information in the manner set forth above.

Section 10.6 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Except as otherwise contemplated by Section 5.14, Section 5.18, Article IX and this Article X, no provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned by any of the parties without the prior written consent of the Buyers, in the case of any assignment by any Seller, the Company or the General Partner, or of the Sellers, in the case of any assignment by the Buyers; provided that, so long as any such assignment would not (x) reasonably be expected to have the effect of delaying in any material respect or preventing the consummation of the transactions contemplated hereby, and/or (y) result in the imposition of any additional costs (other than de minimis costs) on any Buyer (in the case of an assignment by any Seller) or on any Seller, the Company or the General Partner (in the case of an assignment by any Buyer) , (a) a Seller may assign, by operation of law or otherwise, in whole or in part, pursuant to a written instrument in a form reasonably acceptable to the Buyers, this Agreement or any or all of its rights and obligations hereunder to one or more controlled Affiliates of a Seller, provided, further, however, that, in addition to the Sellers, any such assignee(s) shall be deemed to make the representations of such Seller contained in Article II of this Agreement for all purposes hereof, and (b) Parent Buyer may assign, by operation of law or otherwise, in whole or in part, pursuant to a written instrument in a form reasonably acceptable to the Sellers, this Agreement or any or all of its rights and obligations hereunder to one or more controlled Affiliates of Parent Buyer, including the assignment of its rights to purchase the Company Interests to one controlled Affiliate and its rights to purchase the GP Interests to another controlled Affiliate, provided, further, however, that, in addition to the Parent Buyer, any such assignee(s) shall be deemed to make the representations of the Parent Buyer contained in Article IV of this Agreement for all purposes hereof. Any assignment permitted pursuant to this Section 10.6 shall not relieve the assignor from any obligation under this Agreement.

Section 10.7 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy to which it may be entitled at law or in equity. The parties further agree that (x) by seeking the remedies provided for in this Section 10.7, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.7 are not available or otherwise are not granted and (y) nothing contained in this Section 10.7 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10.7 before exercising any termination right under Article VII (and pursuing damages after such termination) nor shall the commencement of any Proceeding pursuant to this Section 10.7 or anything contained in this Section 10.7 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

Section 10.9 Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.10 Consent to Jurisdiction. In any action between any of the parties arising out of or relating to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any state court of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District of Delaware); (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than such courts. Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 10.5 shall be effective service of process for any such action. Notwithstanding the foregoing in this Section 10.10, a party may commence any legal action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Legal Counsel; Waiver of Conflicts; Attorney-Client Privilege.

(a) Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) has been engaged by Fortress Parent to represent and render legal advice to the Sellers in connection with the transactions contemplated hereby. Each of the Buyers (on its behalf and on behalf of its Affiliates) and the Company (on its behalf and on behalf of the other members of the Company Group) hereby (i) acknowledges and agrees that, in the event that a dispute arises after the Closing between any Buyer and/or any of its Affiliates (including the Company Group), on the one hand, and a Seller and/or any of its Affiliates, on the other hand, Skadden may represent such Seller and/or any of its Affiliates in such dispute even though the interests of such Seller and/or its Affiliates may be directly adverse to the interests of such Buyer and/or its Affiliates (including the Company Group) and even though Skadden may have represented such Buyer and/or any of its Affiliates (including the Company Group) in matters substantially related to such dispute, or may be handling ongoing matters for such Buyer and/or any of its Affiliates (including the Company Group) and (ii) irrevocably waives and agrees not to assert any conflict in connection therewith.

(b) Each Buyer (on its behalf and on behalf of its Affiliates) and the Company (on its behalf and on behalf of the other members of the Company Group) acknowledges and agrees that as to all communications between Skadden and/or any other legal counsel (including in-house counsel) to a Seller and/or any of its Affiliates (including the Company Group) (collectively, “Counsel”), on the one hand, and such Seller and/or any of its Affiliates (including the Company Group) (including any such communications conducted through any of the respective directors, officers, managers, employees, agents or representatives of any of the foregoing), on the other hand, that relate in any way to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (“Attorney-Client Communications”), the attorney-client privilege and the expectation of client confidence belong exclusively to such Seller and shall not pass to the Buyers or any member of the Company Group, and the attorney-client privilege (or any waiver thereof) with respect to Attorney-Client Communications shall be exclusively controlled by the Sellers (and not the Buyers or any member of the Company Group). In furtherance of the foregoing, each Buyer (on its behalf and on behalf of its Affiliates) agrees that, from and after the Closing, (i) none of Buyers or any of their Affiliates (including the Company Group) shall claim or purport to waive the attorney-client privilege with respect to any Attorney-Client Communications (including in any dispute between a Buyer and/or any of its Affiliates (including the Company Group), on the one hand, and a Seller and/or any of its Affiliates, on the other hand, including any such dispute relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby) and (ii) each Buyer and its Affiliates (including, after Closing, the Company Group) shall maintain the confidentiality of all Attorney-Client Communications (and, in the event that any disclosure thereof shall be required or requested by any Person in any Proceeding to which such Buyer or any of its Affiliates (including, after Closing, the Company Group) is a party or otherwise, such Buyer shall promptly notify the Sellers of such requirement or request and afford the Sellers the reasonable opportunity to assert the attorney-client privilege and/or seek a protective order with respect to the Attorney-Client Communications to prevent such disclosure, and such Buyer shall, and shall cause its Affiliates to, cooperate with the Sellers in connection therewith).

(c) Notwithstanding any other provision in this Agreement to the contrary, prior to the Closing, each Seller shall have the right to cause to be removed from the possession of the Company Group and transferred to such Seller any documents and other written communications (including e-mail and other information in electronic or digital form) containing (i) Attorney-Client Communications or (ii) other attorney-client privileged information where the attorney-client privilege belongs jointly to any of a Seller and its Affiliates (other than the Company Group), on the one hand, and any member of the Company Group, on the other hand (collectively, “Privileged Documents”). From and after the Closing, each of the Buyers and the Company shall, promptly upon becoming aware of any member of the Company Group remaining in possession of any Privileged Documents, notify the Sellers thereof and cause such Privileged Documents to be removed from the possession of the Company Group and transferred to the Sellers (and neither the Buyers nor any of their Affiliates (including the Company Group) may make or retain copies of any such Privileged Documents). The Buyers (on their behalf and on behalf of their Affiliates) acknowledge and agree that any failure on the part of the Sellers to cause any Privileged Documents to be removed from the possession of the Company Group and transferred to the Sellers prior to the Closing shall not constitute a waiver of or otherwise prejudice any claim of attorney-client privilege.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LOGAN CIRCLE PARTNERS, L.P.
By: Logan Circle Partners GP, LLC, as general partner
By: Fortress Asset Management GP LLC, as sole member

By:	/s/ David Brooks
Name: David N. Brooks
Title: Secretary

LOGAN CIRCLE PARTNERS GP, LLC
By: Fortress Asset Management GP LLC, as sole member

By:	/s/ David Brooks
Name: David N. Brooks
Title: Secretary

FORTRESS ASSET MANAGEMENT LLC
By: Fortress Operating Entity I LP, as sole member
By: FIG Corp., as general partner

By:	/s/ David Brooks
Name: David N. Brooks
Title: Secretary

FORTRESS ASSET MANAGEMENT GP LLC
By: Fortress Operating Entity I LP, as sole member
By: FIG Corp., as general partner

By:	/s/ David Brooks
Name: David N. Brooks
Title: Secretary

[Purchase and Sale Agreement]

Solely for the purposes of Section 5.1(j), Section 5.11 and Article IX:

FIG LLC

By:	/s/ David Brooks
Name: David N. Brooks
Title: Secretary

[Purchase and Sale Agreement]

METLIFE, INC.

By:	/s/ Adam M. Hodes
Name: Adam M. Hodes
Title: Authorized Signatory

[Purchase and Sale Agreement]

Annex A

Certain Definitions

“Adjusted Assets Under Management” shall mean, for each Client, as of any specified date, the amount of assets under management by the Company Group in respect of such Client as of the Base Date, as adjusted, in the case of any determination of Adjusted Assets Under Management after the Base Date, to reflect net cash flows (additions, subscriptions, contributions, withdrawals, redemptions, distributions and reinvestments (including, for the avoidance of doubt, any additions, subscriptions, contributions, withdrawals, redemptions, distributions and reinvestments from any Person that first becomes a Client after the Base Date), for any reason whatsoever, whether at the request of a Client or otherwise) after the Base Date through such specified date; provided that the calculation of Adjusted Assets Under Management shall exclude any increase or decrease in assets under management due to market appreciation or depreciation and any currency fluctuations, in each case, from and after the Base Date; provided, further, that for purposes of Section 1.9, the calculation of Adjusted Assets Under Management as of the Closing Revenue Run-Rate Date for any Contingent Client shall also be adjusted for cash outflows (withdrawals, redemptions and distributions) occurring between the Closing Revenue Run-Rate Date and the True-Up Date.

“Adviser” shall have the meaning set forth in Section 3.12(b).

“Advisers Act E-mail Books and Records” shall mean all books and records consisting of e-mail and other electronic or digital communication that are required to be maintained by members of the Company Group pursuant to Rule 204-2 under the Investment Advisers Act.

“Advisory Agreement” shall mean any Contract under which any member of the Company Group acts as general partner of, investment adviser or sub-adviser to, or manages any investment or trading account of, any Client.

“Affiliate” shall mean any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified; provided that no Fund or account (or other investment vehicle sponsored, managed or advised by the Sellers and their Affiliates) or portfolio company thereof, nor any Controlled Affiliate of any Fund or account (or any such other investment vehicle) or any portfolio company thereof, shall be an “Affiliate” of any Seller or Affiliate thereof (including the Company Group).

“Affiliate Agreement” shall have the meaning set forth in Section 3.20.

“Aggregate Buyer Payment Plan Amount” shall mean an amount equal to $55,000,000.

“Agreement” shall mean this Purchase and Sale Agreement, dated as of July 7, 2017, by and among the parties hereto, as amended following the date hereof in accordance with the terms hereof.

“Allocation Statement” shall have the meaning set forth in Section 8.1.

“Ancillary Agreements” shall mean the Assignment Agreements, the Transition Services Agreement and the Release Agreement.

“Applicable Law” shall mean any domestic or foreign federal, state, provincial, municipal or local statute, law (whether statutory or common law), ordinance, rule, regulation, order, consent, writ, injunction, directive, judgment, decree or other requirement (including those of any self-regulatory organization) or any agreement with any Governmental Authority applicable to and legally binding on any member of the Company Group, the General Partner, any Fund, the Buyers, or the Sellers or any of their respective Affiliates, equity holders, properties, assets, officers, directors, managers, employees or agents, as the case may be.

“Applicable Taxable Year” means, with respect to any Losses for which an Indemnified Party has an indemnity claim under this Agreement, (i) the taxable year in which such Losses were accrued, incurred or paid, as applicable, (ii) the taxable year immediately following the year described in clause (i), and (iii) any taxable year prior to the year described in clause (i).

“Assignment Agreements” shall have the meaning set forth in Section 1.2(a)(ii).

“Attorney-Client Communications” shall have the meaning set forth in Section 10.12(b).

“Base Date” shall mean March 31, 2017.

“Base Revenue Run-Rate” shall have the meaning set forth in Section 3.8(a).

“Benefit Plan” shall have the meaning set forth in Section 3.16(b).

“Business Day” shall mean any day that the NYSE is normally open for trading and that is not a Saturday, a Sunday or a day on which banks in the City of New York are authorized or required to close for regular banking business.

“Business Employee” shall mean each employee of the Employer Entity or any of its Affiliates whose principal place of employment is a Company Group office in Philadelphia, Pennsylvania or Summit, New Jersey.

“Buyer 401(k) Plan” shall have the meaning set forth in Section 5.11(f).

“Buyer FSA Plan” shall have the meaning set forth in Section 5.11(g).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 9.2.

“Buyer Indemnifying Parties” shall have the meaning set forth in Section 9.3.

“Buyer Material Adverse Effect” shall mean, with respect to the Buyers, a material adverse effect on the ability of the Company Buyer or the GP Buyer to timely consummate the transactions contemplated hereby or to comply with its obligations hereunder in a timely manner.

“Buyer Payment Plan” shall have the meaning set forth in Section 5.11(j).

“Buyer Plan” shall have the meaning set forth in Section 5.11(e).

“Buyers” shall mean (a) the Parent Buyer or (b) if the Parent Buyer assigns its rights to purchase either the Company Interests or the GP interests (but not both) to an Affiliate, the Parent Buyer and such Affiliate or (c) if the Parent Buyer assigns its right to purchase both the Company Interests and the GP Interests to one or more Affiliates, such Affiliate(s).

“Buyers Fundamental Representations” shall have the meaning set forth in Section 6.3(a).

“Calculation” shall have the meaning set forth in Section 1.7(b).

“Canadian Regulatory Approvals” shall mean, in connection with the sale of the Purchased Interests to the Buyers, the provision of notice to, and confirmation of non-objection of, pursuant to section 11.10 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registration Obligations, each of the Ontario Securities Commission, the Autorité des marchés financiers (Québec), the Financial and Consumer Services Commission (New Brunswick) and the Nova Scotia Securities Commission.

“Canadian Securities Registrations” shall mean, collectively, the following securities registrations held by Logan Circle Partners I LLC with each Governmental Authority set forth below:

(a)	the Ontario Securities Commission – Registration as an Exempt Market Dealer and Portfolio Manager;

(b)	the Autorité des marchés financiers (Québec) – Registration as an Exempt Market Dealer and Portfolio Manager;

(c)	the Financial and Consumer Services Commission (New Brunswick) – Registration as an Exempt Market Dealer; and

(d)	the Nova Scotia Securities Commission – Registration as a Portfolio Manager.

“Client” shall mean, as of any specified date, any Person (including any Fund) that is a party to an Advisory Agreement pursuant to which a member of the Company Group provides investment management or investment advisory services, including any sub-advisory services, to such Person.

“Client Consents” shall mean the Public Fund Approvals, Private Fund Consents and Separate Account Client Consents.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Current Assets” shall mean, as of the close of business on the Business Day immediately preceding the Closing Date, the sum of the following balance sheet items, in each case if and to the extent such items represent current assets: (i) cash and cash equivalents (including amounts held as regulatory capital and insurance deductible coverage pursuant to the Canadian Securities Registrations); (ii) amounts “Due from Affiliate” and amounts “Due from Non Affiliate”; and (iii) prepaid expenses, in each case under clauses (i) through (iii) determined in a manner consistent with the accounting policies applied to the preparation of the Company Financial Statements.

“Closing Current Liabilities” shall mean, as of the close of business on the Business Day immediately preceding the Closing Date, the sum of the following balance sheet items, in each case if and to the extent such items represent current liabilities: (i) amounts of “Accrued Compensation”; and (ii) amounts of “Accrued Liabilities”, in each case under clauses (i) and (ii) determined in a manner consistent with the accounting policies applied to the preparation of the Company Financial Statements.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Closing Net Working Capital” means (a) the aggregate amount of Closing Current Assets minus (b) the aggregate amount of Closing Current Liabilities.

“Closing Net Working Capital Target” means $0.00.

“Closing Payment Amount” shall mean the Purchase Price, as adjusted, if applicable, in accordance with Section 1.6.

“Closing Payment Plan Amount” shall mean an amount equal to 25% of the Aggregate Buyer Payment Plan Amount.

“Closing Revenue Run-Rate” shall mean the Revenue Run-Rate as of the Closing Revenue Run-Rate Date.

“Closing Revenue Run-Rate Date” shall mean the second Business Day prior to the Closing Date.

“Closing Revenue Run-Rate Schedule” shall have the meaning set forth in Section 1.5(a)(i).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committed Flows AUM” shall mean, for each Committed Flows Client, the amount of assets that, as of April 26, 2017, were expected to be placed under management by the Company Group as set forth next to the name of such Committed Flows Client on Annex C-2 to the Company Group Disclosure Schedule.

“Committed Flows Client” shall mean either a Client or a prospective Client identified as a “Committed Flows Client” on Annex C-2 to the Company Group Disclosure Schedule.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Books and Records” shall mean all books and records of any member of the Company Group or of the Sellers or their Affiliates (including the Employer Entity) in respect of the business of the Company Group, whether in electronic or physical format, including any (a) Track Records; (b) Track Records Composites; (c) Organizational Documents of each member of the Company Group (including any Permits or regulatory filings); (d) Material Contracts in effect on the Closing Date; (e) documentation relating to any Private Funds or Public Funds (to the extent such documentation is in Sellers’ or the Company Group’s possession or control); (f) marketing materials; (g) financial, tax, audit and accounting records; (h) employee and employee benefits records to the extent expressly permitted by law; (i) correspondence; and (j) e-mail and other electronic or digital communication that are required by any Governmental Authority to be maintained by a member of the Company Group, as applicable, including the Advisers Act E-mail Books and Records and in connection with any Canadian Securities Registration.

“Company Buyer” shall have the meaning set forth in the preamble hereto.

“Company Financial Statements” shall have the meaning set forth in Section 3.5(a).

“Company Group” shall mean the Company, its Controlled Affiliates and the General Partner.

“Company Group Disclosure Schedule” shall have the meaning set forth in the introduction to Article II.

“Company Interests” shall have the meaning set forth in the recitals.

“Company Material Adverse Effect” shall mean any fact, event, change, condition, occurrence, development, circumstance or effect that, individually or in the aggregate with other facts, events, changes, conditions, occurrences, developments, circumstances or effects has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Company Group, taken together as a whole, or would prevent or materially delay the ability of the Sellers to perform their obligations under this Agreement, provided that any such effect resulting from or arising in connection with the following shall not constitute a Company Material Adverse Effect and shall be excluded from any determination as to whether a Company Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist: (i) changes in general economic, financial market, business or geopolitical conditions; (ii) general changes or developments in any of the industries or markets in which the Company Group or any of the Funds operate (or applicable portions or segments of such industries or markets); (iii) changes in any Applicable Laws or applicable accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of any of the Funds’ securities or other financial instruments; (v) any changes in the financial, credit, banking, securities or commodities markets in the United States or any other country or region of the world (including changes in interest rates, exchange rates, stock, bond and/or debt prices); (vi) any failure by any member of the Company Group or any of the Clients to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations; provided that, to the extent not otherwise covered by another exclusion, the underlying cause of any such failure may be considered in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur; (vii) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters; (viii) the negotiation, existence, announcement, or performance of the Foundation Merger Agreement or this Agreement and the consummation of the transactions contemplated thereby or hereby (including (A) the initiation of litigation by any Person with respect to the Foundation Merger Agreement or this Agreement or the transactions contemplated hereby, (B) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any of the Clients, suppliers, distributors, partners or employees of the members of the Company Group or (C) any loss or diminution of rights or privileges (including any redemption or repayment of investments), or any creation of, increase in or acceleration of obligations, pursuant to Contract or otherwise, on the part of any member of the Company Group or any Fund, in each case due to the negotiation, announcement, existence or performance of the Foundation Merger Agreement or this Agreement, or the identity of the parties thereto or hereto (or any communication by SB Foundation Holdings and its Affiliates regarding their plans or intentions with respect to the conduct of the business of Fortress Parent and its Affiliates, or any communication by the Buyers and their Affiliates regarding their plans or intentions with respect to the conduct of the business of the Company Group), or the consummation of the transactions contemplated by the Foundation Merger Agreement or this Agreement, including compliance with the covenants set forth therein or herein (as applicable)); (ix) any actions taken (or omitted to be taken) at the request or with the consent of the Buyers (or any action omitted to be taken due to the failure of the Buyers to provide a consent upon request for such consent to permit such action); (x) any termination of Client accounts (including the termination of any Advisory Agreements) or reduction in assets under management of any Client account (including the Funds); provided that, to the extent not otherwise covered by another exclusion, the underlying cause of any such termination or reduction in assets under management may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur; (xi) the termination of the employment of any Business Employee; or (xii) any matter disclosed in the Company Group Disclosure Schedule; and provided, further, that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii), (v) or (vii) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent (but only to the extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionately adverse impact on the Company Group, taken as a whole, relative to the other participants in any of the industries or markets in which the Company Group operates (or applicable portions or segments of such industries or markets).

“Company Seller” shall have the meaning set forth in the preamble hereto.

“Composite” shall mean an aggregation of one or more portfolios managed according to a similar investment mandate, objective or strategy.

“Confidentiality Agreement” shall mean that certain letter agreement, dated as of April 5, 2017, between Fortress Parent and the Parent Buyer.

“Contingent Client” shall have the meaning set forth in Section 1.9.

“Contract” shall mean any contract, agreement, indenture, note, bond, loan, letter of credit, security, pledge, guarantee, instrument, lease, conditional sale contract, purchase or sales order, mortgage, license, franchise, insurance policy, undertaking, commitment or other enforceable arrangement or agreement, to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound.

“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise. For purposes of this definition, a general partner or managing member of a Person shall be considered to Control such Person.

“Controlled Affiliate” shall mean, in respect of any Person, an Affiliate that is Controlled by such Person or a Subsidiary of such Person, provided that no Fund (or other investment vehicle sponsored, managed or advised by the Sellers and their Affiliates) or portfolio company thereof, nor any Controlled Affiliate of any Fund (or any such other investment vehicle) or any portfolio company thereof, shall be a “Controlled Affiliate” of any Seller or Affiliate thereof (including the Company Group).

“Core Plus Fund” shall have the meaning set forth in Section 5.2(b).

“Counsel” shall have the meaning set forth in Section 10.12(b).

“Covered Contracts” shall have the meaning set forth in Section 5.17(b).

“Deductible Amount” shall have the meaning set forth in Section 9.4(a)(ii).

“Delayed Transfer Employee” shall have the meaning set forth in Section 5.11(b).

“Designated Firm” means BDO or such other firm as the parties may mutually agree in writing.

“Designated Matter” shall mean any of the following: (1) any breach of Section 3.16(c) or Section 3.16(f); (2) any breach of Section 3.21; (3) any inaccuracy in the officer’s certificates (solely with respect to satisfaction of the conditions contained in subsection (a)(i) and (b) of Section 6.2) delivered pursuant to Section 6.2(f) and (4) any inaccuracy in the officer’s certificates (solely with respect to satisfaction of the conditions contained in subsection (a)(ii), (a)(iii), (d) and (e) of Section 6.2 and Section 6.1(c)) delivered pursuant to Section 6.2(f).

“Direct Claim” shall have the meaning set forth in Section 9.8.

“Dispute Notice” shall have the meaning set forth in Section 1.7(d).

“Disputed Item” shall have the meaning set forth in Section 1.7(d).

“Distribution Agreement” shall mean any material Contract for the distribution or sale of shares, units or other interests of a Sponsored Private Fund.

“Draft Allocation Statement” shall have the meaning set forth in Section 8.1.

“Employee List” shall have the meaning set forth in Section 3.16(a).

“Employer Entity” shall have the meaning set forth in the preamble hereto.

“Employer Entity 401(k) Plan” shall have the meaning set forth in Section 5.11(f).

“Employer Entity FSA Plan” shall have the meaning set forth in Section 5.11(g).

“Encumbrance” shall mean any lien, pledge, mortgage, security interest, claim, charge, easement or other encumbrance or adverse claim of any kind or nature whatsoever (whether absolute or contingent).

“Equity Rights” shall have the meaning set forth in Section 3.4(c).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the U.S. Department of Labor thereunder.

“ERISA Affiliate” shall mean, with respect to any entity, any trade or business, whether or not incorporated, that together with such entity would be deemed a “single employer” within the meaning of Section 414 of the Code.

“ERISA Client” shall have the meaning set forth in Section 3.11(d).

“Estimated Working Capital Statement” shall have the meaning set forth in Section 1.5(a)(ii).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Account” shall mean each Client account (or portion thereof) identified as an “Excluded Account” in Annex D to the Company Group Disclosure Schedule.

“Final Closing Revenue Run-Rate” shall have the meaning set forth in Section 1.7(a).

“Final Working Capital” shall have the meaning set forth in Section 1.7(a).

“Firm” means an independent accounting firm of recognized national standing.

“Former Employee” shall mean (a) any individual who would be eligible to be a Transferred Employee, but (i) whose employment with the Company and its Affiliates terminated for any reason prior to the Closing Date or (ii) who has given or received notice of termination of employment for any reason prior to the Closing Date or (b) any Business Employee who does not accept an offer of employment from the Company Buyer or one of its Affiliates and whose employment is terminated by the Company and its Affiliates.

“Fortress-Level Company Contracts” shall have the meaning set forth in Section 5.17(b).

“Fortress Parent” shall have the meaning set forth in the recitals.

“Foundation Merger Agreement” shall have the meaning set forth in the recitals.

“Foundation Merger Sub” shall have the meaning set forth in the recitals.

“Fund” shall mean any Public Fund or Private Fund.

“Fund Services Agreements” shall mean all material custody, transfer agent, shareholder servicing, administrative, accounting, clearing, prime broker, settlement and other similar agreements to which a member of the Company Group or a Sponsored Private Fund is a party, other than Advisory Agreements and Distribution Agreements.

“GAAP” shall mean generally accepted accounting principles as used in the United States as in effect at the time any applicable financial statements were or are prepared.

“General Partner” shall have the meaning set forth in the preamble hereto.

“GIPS” shall mean the Global Investment Performance Standards.

“Governmental Authority” shall mean any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, including any municipality or other local governmental authority, or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.

“GP Buyer” shall have the meaning set forth in the preamble hereto.

“GP Interests” shall have the meaning set forth in the recitals.

“GP Seller” shall have the meaning set forth in the preamble hereto.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” shall mean, without duplication, (a) all indebtedness for borrowed money, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) letters of credit and similar obligations and (d) any guarantee of any of the foregoing obligations.

“Indemnifying Parties” shall have the meaning set forth in Section 9.3.

“Indemnified Parties” shall have the meaning set forth in Section 9.3.

“Independent Accounting Firm” shall mean the New York office of a nationally recognized certified public accounting firm (other than the accounting firm of Fortress Parent or the Buyers as of the appropriate measurement date) that is mutually agreed upon by the Buyers and the Sellers.

“Intellectual Property” shall mean, all intellectual property rights of any kind or nature, including rights in any jurisdiction in (i) any and all patents and patent applications (including, reissues, reexaminations, continuations, divisions, continuations-in-part, extensions, revisions and counterparts thereof in any jurisdiction), (ii) any and all trademarks, service marks, logos, trade dress, trade names, corporate names and domain names (whether registered or unregistered), and including all goodwill associated therewith and all applications and registrations therefor, (iii) any and all copyrights (whether registered or unregistered) and all copyright registrations and applications for registration of copyrights, including computer programs and software (including source code, object code, data, databases and documentation therefor) and (iv) any and all rights in trade secrets and proprietary confidential information.

“Investment Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

“IRS” shall mean the U.S. Internal Revenue Service.

“Knowledge” shall mean, at the time of determination, (i) with respect to the Sellers, those facts that are actually known at such time by any of Daniel Bass, David Brooks or Michael Cohn, (ii) with respect to the Company, those facts that are actually known at such time by any of Jude Driscoll, Will Gadsden, Jennifer Vollmer, Brendan Kilfeather, Daniel Perullo, Daniel Ross, Scott Pavlak or the acting chief compliance officer of the Company Group and (iii) with respect to the Parent Buyer, those facts that are actually known at such time by any of Adam M. Hodes, Jeremy M. Ellermeyer or Rolon A. Reed, III.

“Leases” shall have the meaning set forth in Section 3.19.

“License Agreements” shall mean all Contracts with respect to any Intellectual Property that is licensed by or to the Company Group, any Sponsored Private Fund or any Private-Label Fund.

“Losses” shall mean any loss, liability, damage, deficiency, Tax, cost and expense, whether direct or indirect (including reasonable expenses of investigation and reasonable attorneys’ fees and disbursements incurred in connection with any pending or threatened claim, suit, proceeding, regulatory audit or investigation and any damages measured by diminution in value of the Company Group); provided, however, that the term “Losses” shall exclude (i) special, indirect, consequential, exemplary or punitive damages, except to the extent awarded or determined in a final non-appealable order of a court of competent jurisdiction in connection with any claim by any Person that is not a party to this Agreement; (ii) any damages constituting any lost profits or lost opportunities (including loss of future revenue, income or profits, or loss of business reputation) except to the extent loss of revenue, income or profits are used as a basis for measuring diminution in value of the Company Group, provided such loss of revenue, income or profits is the reasonably foreseeable result of the indemnifiable matter, and (iii) any liabilities to the extent included in the calculation of Final Working Capital. Except as expressly provided in this definition with respect to the measurement of diminution in value described in the immediately preceding sentence, the parties hereto hereby acknowledge and agree that “Losses” will be calculated without applying any multiple of revenue or earnings to any loss, liability, damage, deficiency, Tax, cost or expense incurred.

“LTIP” shall mean the Amended and Restated Logan Circle Partners Special Incentive Plan substantially in the form attached as Schedule C hereto.

“Material Contract” shall mean any Contract to which any member of the Company Group is a party or by which it or any of its material properties or assets is bound as of the date hereof, of the type listed below (provided that, in no event shall a Benefit Plan be deemed to constitute a Material Contract):

(a)	any Advisory Agreement (excluding, for the avoidance of doubt, the Organizational Documents of any Fund);

(b)	any Distribution Agreement;

(c)	any Fund Services Agreement;

(d)	any Contract with any Client which modifies any fee, charge or other amount payable to the members of the Company Group under an Advisory Agreement;

(e)	any License Agreement involving annual payments in excess of $500,000;

(f)	any material Lease;

(g)	any Contract for employment, severance, retention or indemnification (including any non-solicitation and non-competition covenants) of any Business Employee;

(h)	any Contract relating to any Indebtedness of the Company Group, other than (i) overdraft facilities not exceeding $50,000 and (ii) Indebtedness among members of the Company Group;

(i)	Contracts for the purchase or sale of materials, supplies, products or services (other than investment management services), involving annual payments in excess of $125,000;

(j)	any stock purchase agreement, asset purchase agreement and other acquisition or divestiture agreements entered into by any member of the Company Group (for its own account) within the prior three years and under which there remain any material unperformed obligations;

(k)	any material joint venture, partnership, limited liability company or other similar agreements or arrangements (other than the Organizational Documents of the members of the Company Group or any Fund); and

(l)	any material introducing broker, marketing or similar Contract for the introduction of Clients and servicing of accounts.

“Maximum Amount” shall have the meaning set forth in Section 5.18(c).

“Minimum Claim Amount” shall have the meaning set forth in Section 9.4(a)(i).

“Negative Consent Eligible” shall mean, with respect to any Advisory Agreement, that such Advisory Agreement is designated in Annex B to the Company Group Disclosure Schedule as “Negative Consent Eligible.”

“Non-Consenting Client” shall mean each Client for which Client Consent has not been obtained in accordance with Section 5.2 prior to the Closing.

“Nonparty Affiliates” shall have the meaning set forth in Section 9.9.

“NYSE” shall mean The New York Stock Exchange, Inc.

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and any comparable organizational documents; in each case, as has been amended or restated.

“Parent Buyer” shall have the meaning set forth in the preamble hereto.

“Permits” means all permits, licenses, registrations, exemptions, agreements, waivers and authorizations of applicable Governmental Authorities.

“Permitted Encumbrances” shall mean (i) statutory liens for Taxes not yet due and payable, (ii) licenses of Intellectual Property granted by Sellers or their Affiliates (including a member of the Company Group), (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business that are not due and payable as of the Closing Date or the validity of which is being contested in good faith by appropriate proceedings or that are otherwise not material, (iv) Encumbrances disclosed in the Company Financial Statements or any notes thereto or securing liabilities reflected in the Company Financial Statements or any notes thereto, (v) with respect to any Lease, Encumbrances that affect landlord’s interest in such Lease that do not materially impair the value or use of such lease or are being contested in all material respects in the ordinary course of business in good faith, (vi) Encumbrances that will be removed effective as of the Closing and (vii) such imperfections of title, easements and encumbrances, if any, as do not interfere in any material respect with the use of the properties and assets of the Company Group.

“Person” shall mean any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity.

“Plan Asset Regulations” shall have the meaning set forth in Section 3.10(g).

“Post-Closing Adjustments Statement” shall have the meaning set forth in Section 1.7(a).

“Private Fund” shall mean any pooled investment vehicle for which a member of the Company Group provides investment advisory or sub-advisory services pursuant to an Advisory Agreement or acts as general partner (or in an equivalent capacity) with respect to such vehicle, excluding any such vehicle which is a Public Fund.

“Private Fund Consent” shall have the meaning set forth in Section 5.2(d).

“Private Fund Consent Request Notice” shall have the meaning set forth in Section 5.2(d).

“Private Fund Negative Consent Period” shall have the meaning set forth in Section 5.2(d).

“Private-Label Fund” shall mean any Private-Label Private Fund or Private-Label Public Fund.

“Private-Label Private Fund” shall mean a Private Fund that is designated as “private label” in Annex B to the Company Group Disclosure Schedule.

“Private-Label Public Fund” shall mean a Public Fund that is designated as “private label” in Annex B to the Company Group Disclosure Schedule.

“Privileged Documents” shall have the meaning set forth in Section 10.12(c).

“Proceedings” shall have the meaning set forth in Section 2.5.

“PTCE” shall have the meaning set forth in Section 3.11(d).

“Public Fund” shall mean an investment company (or series thereof) registered under the Investment Company Act for which a member of the Company Group provides investment advisory or sub-advisory services pursuant to an Advisory Agreement.

“Public Fund Approval” shall have the meaning set forth in Section 5.2(a).

“Public Fund Boards” shall mean the boards of directors or trustees of the Public Funds.

“Purchase Price” shall mean an amount in cash equal to $195,000,000.

“Purchased Interests” shall have the meaning set forth in the recitals.

“Reduction Amount” shall mean (a) if the Closing Revenue Run-Rate is greater than or equal to the product of (x) the Threshold Percentage and (y) the Base Revenue Run-Rate, then zero, or (b) if the Closing Revenue Run-Rate is less than the product of (x) the Threshold Percentage and (y) the Base Revenue Run-Rate, then an amount equal to the product of (i) the excess of (A) the Threshold Percentage over (B) a fraction, the numerator of which is the Closing Revenue Run-Rate and the denominator of which is the Base Revenue Run-Rate, and (ii) the Purchase Price.

“Registered IP” shall have the meaning set forth in Section 3.17(a).

“Regulatory Communication” shall have the meaning set forth in Section 5.20(ii).

“Regulatory Order” shall have the meaning set forth in Section 5.20(ii).

“Release Agreement” shall have the meaning set forth in Section 1.2(a)(iv).

“Revenue Run-Rate” shall mean: (i) as of any specified date, the aggregate annualized investment advisory, investment management and sub-advisory fees for all Clients (other than (a) for the purposes of Section 6.1(c) and Section 6.2(c), Excluded Accounts, and (b) with respect to the Closing Revenue Run-Rate only, Non-Consenting Clients) payable to the Company Group as of such specified date, determined by multiplying the Adjusted Assets Under Management for each such Client as of such date by the applicable annual fee rate for such Client at such date (not including any performance-based, incentive or similar fees or any sales, exit, switching, administrative, distribution, revenue-sharing, 12b-1 or similar fees), after reduction to reflect any fee waivers, reimbursement obligations or similar offsets and arrangements in effect at such date; and (ii) without duplication, as of the Base Date (but not for the purposes of Section 6.1(c) or Section 6.2(c)), the aggregate revenue run-rate for all Committed Flows AUM of Committed Flows Clients as set forth on Annex C-2 to the Company Group Disclosure Schedule.

“SB Foundation Holdings” shall have the meaning set forth in the recitals.

“SEC” shall mean the U.S. Securities and Exchange Commission, and any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act, the Investment Advisers Act, state “blue sky,” securities and investment advisory laws, all applicable foreign securities and derivatives laws, and the rules and regulations promulgated thereunder.

“Seller Guarantees” shall have the meaning set forth in Section 5.14.

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.3.

“Seller Indemnifying Parties” shall have the meaning set forth in Section 9.2.

“Seller Portion” shall mean a fraction (a) the numerator of which is the Purchase Price and (b) the denominator of which is an amount equal to the sum of (i) the Purchase Price and (ii) the Aggregate Buyer Payment Plan Amount.

“Seller-Provided Services” shall have the meaning set forth in Section 3.24.

“Seller Retained Liabilities” shall mean (a) all liabilities and obligations retained or assumed by the Sellers pursuant to Section 5.11(h) and (b) all liabilities and obligations relating to the LTIP.

“Sellers” shall have the meaning set forth in the preamble hereto.

“Sellers Fundamental Representations” shall mean the representations and warranties of the Sellers in Sections 2.1, 2.2(a), 2.2(b)(i), 2.2(b)(ii), 2.4 and 2.6 and of the Company in Sections 3.1, 3.2(a), 3.2(b)(i), 3.2(b)(ii) and 3.4(a), (b), (c) and the sixth sentence of Section 3.4(d).

“Separate Account Client” shall mean each Person that is not a Fund, for which any member of the Company Group is the investment adviser or sub-adviser.

“Separate Account Client Consent” shall have the meaning set forth in Section 5.2(c).

“Separate Account Client Consent Request Notice” shall have the meaning set forth in Section 5.2(c).

“Separate Account Negative Consent Period” shall have the meaning set forth in Section 5.2(c).

“Shared Contracts” shall have the meaning set forth in Section 5.17(b).

“Skadden” shall have the meaning set forth in Section 10.12(a).

“Specified Indemnifiable Claim” shall mean any claim arising out of any of the following:

(a)	a Designated Matter;

(b)	the failure of any member of the Company Group since January 1, 2015 through the Closing to comply in any material respect with (i) the terms of an Advisory Agreement with a Client pertaining to investment guidelines and restrictions or the amount of fees to be charged, or (ii) the Securities Laws;

(c)	Since January 1, 2015 through the Closing, the failure of any member of the Company Group to have been registered under Applicable Law in order to conduct its business as then conducted (if required to have been so registered);

(d)	any breach of Section 3.8(b) or Section 5.1; and

(e)	any Affiliate Agreement not disclosed in Section 3.20 of the Company Group Disclosure Schedule.

“Specified Losses” shall have the meaning set forth in Section 9.10 of the Company Group Disclosure Schedule.

“Specified Matter” shall have the meaning set forth in Section 9.10 of the Company Group Disclosure Schedule.

“Sponsored Private Fund” shall mean a Private Fund that is designated as “sponsored” in Section 3.8(a) of the Company Group Disclosure Schedule.

“Stored Books and Records” shall have the meaning set forth in Section 5.20.

“Subsidiary” of a Person shall mean any other Person with respect to which the first Person (a) has the right to elect a majority of the board of directors or other Persons performing similar functions or (b) beneficially owns 50% or more of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons, provided that no Fund or account (or other investment vehicle sponsored, managed or advised by the Sellers and their Affiliates) or portfolio company thereof, nor any Subsidiary of any Fund or account (or any such other investment vehicle) or any portfolio company thereof, shall be a Subsidiary of any Seller or Subsidiary thereof (including the Company Group).

“Substitute Calculation” shall have the meaning set forth in Section 1.8(a).

“Tax Return” shall mean all returns, declarations, reports, statements, estimates, information statements and other forms and documents (including all schedules, exhibits, and other attachments thereto and amendments thereof) required to be filed with any Taxing Authority in connection with the calculation, determination, assessment or collection of any Taxes.

“Taxes” shall mean all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges (and all interest and penalties thereon and additions thereto imposed by any Taxing Authority), including all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, escheat, unclaimed property, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Termination Date” shall have the meaning set forth in Section 7.1(a)(vi).

“Third Party Claim” shall have the meaning set forth in Section 9.7.

“Threshold Percentage” shall mean a percentage equal to 95.0%, subject to adjustment as set forth in Section 9.10 of the Company Group Disclosure Schedule.

“Track Record Composites” shall mean the Composites currently maintained by a member of the Company Group .

“Track Records” shall mean performance records of all accounts of clients of the Company Group (current and former) that form the basis for the calculation of each of the Track Record Composites.

“Transfer Date” shall have the meaning set forth in Section 5.11(b).

“Transfer Taxes” shall have the meaning set forth in Section 8.3.

“Transferred Employee” shall have the meaning set forth in Section 5.11(a).

“Transition Services Agreement” shall have the meaning set forth in Section 1.2(a)(iii).

“True-Up Date” shall have the meaning set forth in Section 1.9.

“Willful Breach” shall mean a breach that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement; it being acknowledged and agreed, without limitation, that any failure by any party to consummate the transactions contemplated hereunder in accordance with the terms of this Agreement after the applicable conditions thereto have been satisfied or waived shall constitute a Willful Breach of this Agreement.

“Wire Transfer” shall mean a payment in immediately available funds by wire transfer in lawful money of the United States to such account or to a number of accounts as shall have been designated by written notice from the receiving party to the paying party.